EXHIBIT 99.1

                              MANAGEMENT AGREEMENT


                        DATED AS OF _________ ___ , 1997


                                      AMONG

                          TRANGO HOLDINGS CORPORATION,

                               SHELL OIL COMPANY,

                               SIERRA ACQUISITION,

                                       AND

                          THE SAR HOLDERS LISTED HEREIN

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                                TABLE OF CONTENTS

                                 ---------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  DEFINITIONS; INTERPRETATION OF DEFINED TERMS .................  1

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

SECTION 2.01.  COMPOSITION OF THE BOARD ....................................  11
SECTION 2.02.  VOTING OF SHARES ............................................  13
SECTION 2.03.  COMPOSITION OF BOARD COMMITTEES AND SUBSIDIARY BOARDS .......  13
SECTION 2.04.  VACANCIES ...................................................  14
SECTION 2.05.  REMOVAL .....................................................  14
SECTION 2.06.  NOTICE FOR BOARD AND COMMITTEE MEETINGS .....................  15
SECTION 2.07.  BOARD AND SHELL CONSENT FOR CERTAIN ACTIONS BY HOLDINGS .....  15
SECTION 2.08.  GOVERNANCE OF HOLDINGS' SUBSIDIARIES ........................  16
SECTION 2.09.  STRATEGIC PLANNING PROCESS ..................................  16
SECTION 2.10.  OPERATING PLANNING PROCESSES ................................  16
SECTION 2.11.  APPOINTMENT OF OFFICERS .....................................  16
SECTION 2.12.  CERTIFICATE OF INCORPORATION AND BY-LAWS; INCONSISTENT
      AGREEMENTS ...........................................................  17
SECTION 2.13. SHELL PREEMPTIVE RIGHT .......................................  17

                                    ARTICLE 3
         GRANT OF SARS; VESTING; SAR STRIKE PRICE AND LOANS; EXPIRATION;
                          EXERCISE AND PAYMENT OF SARS

SECTION 3.01.  GRANT OF ROLLOVER SARS AND ASSUMPTION OF STOCK OPTIONS ......  18
SECTION 3.02.  VESTING AND SAR STRIKE PRICE OF ROLLOVER SARS ...............  19
SECTION 3.03.  GRANT OF INCENTIVE SARS .....................................  19
SECTION 3.04.  VESTING AND SAR STRIKE PRICE OF INCENTIVE SARS ..............  20
SECTION 3.05.  EXPIRATION AND LAPSE OF CERTAIN SARS ........................  20
SECTION 3.06.  EXPIRATION AND LAPSE OF SARS OF HAMILTON SAR HOLDERS
      AND PRECOURT SAR HOLDERS .............................................  21
SECTION 3.07.  INTENTIONALLY OMITTED .......................................  21
SECTION 3.08.  INTENTIONALLY OMITTED .......................................  21
SECTION 3.09.  REPRESENTATIONS BY THE SAR HOLDERS ..........................  21
SECTION 3.10.  DELIVERIES AT THE CONTRIBUTION CLOSING ......................  22
SECTION 3.11.  CONDITIONS TO THE OBLIGATIONS OF THE SAR HOLDERS ............  23
SECTION 3.12.  GENERAL RESTRICTION ON TRANSFER .............................  24
SECTION 3.13.  RESTRICTIONS ON TRANSFERS BY SAR HOLDERS ....................  24
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                                                                            PAGE

SECTION 3.14. EXERCISE OF SAR EXERCISE RIGHTS OF SAR HOLDERS OTHER THAN THE
      PRINCIPAL SAR HOLDERS AND MANAGEMENT SAR HOLDERS .....................  24
SECTION 3.15.  LEGENDS .....................................................  27
SECTION 3.16.  INDEMNIFICATION FOR BREACH OF TRANSFER RESTRICTIONS; TAX
      INDEMNITY AND TREATMENT ..............................................  28
SECTION 3.17.  NO RESTRICTIONS ON SHELL TRANSFERS OR PURCHASES OF
      SECURITIES ...........................................................  28
SECTION 3.18.  SAR EXERCISE RIGHTS .........................................  28
SECTION 3.19.  VOLUNTARY EXERCISE OF SAR EXERCISE RIGHTS BY ADDITIONAL
      HOLDERS ..............................................................  29
SECTION 3.20.  PROCEDURE FOR VOLUNTARY EXERCISE OF SAR EXERCISE RIGHTS
      BY SAR HOLDERS; CANCELLATION; EXPENSES ...............................  30
SECTION 3.21.  DETERMINATION OF FINAL EXERCISE PRICE .......................  31
SECTION 3.22.  CALCULATION OF EXERCISE PRICE ...............................  36
SECTION 3.23.  PROCEDURE FOR PAYMENT .......................................  39
SECTION 3.24.  HOLDERS OF RECORD ...........................................  39
SECTION 3.25.  EMPLOYEES AT WILL ...........................................  39

                                    ARTICLE 4
          TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS AND ANTI-DILUTIVE RIGHTS

SECTION 4.01.  RIGHT TO PARTICIPATE IN TRANSFER ............................  40
SECTION 4.02.  RIGHT TO COMPEL PARTICIPATION IN CERTAIN TRANSFERS ..........  41
SECTION 4.03.  ANTI-DILUTIVE RIGHTS ........................................  41

                                    ARTICLE 5
                          COMMON STOCK PURCHASE RIGHTS

SECTION 5.01.  SALE OF COMMON STOCK TO SHELL ...............................  43

                                    ARTICLE 6
                          SCOPE OF BUSINESS PROVISIONS

SECTION 6.01.  SCOPE OF BUSINESS ...........................................  43
SECTION 6.02.  RIGHT OF FIRST OFFER/LAST LOOK ..............................  43
SECTION 6.03.  NONCOMPETITION OF PRINCIPAL SAR HOLDERS .....................  46

                                    ARTICLE 7
      FURNISHING OF INFORMATION; CONFIDENTIALITY; ACCOUNTS; DEBT FINANCING
                                  AND INSURANCE

SECTION 7.01.  ACCESS TO INFORMATION .......................................  47
SECTION 7.02.  FURNISHING OF INFORMATION ...................................  47

                                       ii
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                                                                            PAGE

SECTION 7.03.  ACCOUNTANTS .................................................  48
SECTION 7.04.  DEBT FINANCING ..............................................  48
SECTION 7.05.  INSURANCE ...................................................  48
SECTION 7.06.  RISK MANAGEMENT .............................................  49
SECTION 7.07.  AUTHORITY ...................................................  49
SECTION 7.08.  CODE OF CONDUCT .............................................  49
SECTION 7.09.  DEBT OF UNCONSOLIDATED PERSONS ..............................  49

                                    ARTICLE 8
                                  MISCELLANEOUS

SECTION 8.01.  NOTICES .....................................................  50
SECTION 8.02.  AMENDMENTS; WAIVERS; BENEFIT OF CERTAIN SECTIONS ............  51
SECTION 8.03.  SEVERABILITY ................................................  51
SECTION 8.04.  ENTIRE AGREEMENT ............................................  51
SECTION 8.05.  SUCCESSORS AND ASSIGNS ......................................  51
SECTION 8.06.  PARTIES IN INTEREST .........................................  52
SECTION 8.07.  COUNTERPARTS; EFFECTIVENESS .................................  52
SECTION 8.08.  GOVERNING LAW ...............................................  52
SECTION 8.09.  TERMINATION OF CERTAIN PROVISIONS ...........................  52
SECTION 8.10.  SPECIFIC PERFORMANCE ........................................  52
SECTION 8.11.  WAIVER OF JURY TRIAL ........................................  53
SECTION 8.12.  ARBITRATION .................................................  53
SECTION 8.13.  CONTROL OF ACTIONS BY HOLDINGS ..............................  53
SECTION 8.14.  CONTRIBUTION AGREEMENT ......................................  53

Exhibit A-1 Certain Matters to be Decided by the Board
Exhibit A-2 Matters Requiring the Consent of Shell
Exhibit B   Certain Accounting Adjustments in Computing
            the Exercise Price
Exhibit C   Scope of Business
Exhibit D   Financing Agreement
Exhibit E   The Shell Code of Conduct
Exhibit F   Form of Note

                              MANAGEMENT AGREEMENT

      MANAGEMENT AGREEMENT dated as of ____ , 1997 among TRANGO HOLDINGS CORPORATION, a Delaware corporation ("HOLDINGS"), SHELL OIL COMPANY, a Delaware corporation ("SHELL"), SIERRA ACQUISITION, an entity to be formed prior to the Contribution Closing ("SIERRA ACQUISITION"), and the SAR Holders party hereto from time to time, including the Principal SAR Holders and the Management SAR Holders.

      WHEREAS, the SAR Holders hold SARs (as defined herein) and Shell and Sierra Acquisition hold shares of Common Stock, par value $0.01 per share, of Holdings ("COMMON STOCK"); and

      WHEREAS, Shell, Sierra Acquisition, the SAR Holders and Holdings desire to set forth certain agreements and understandings regarding the interests of Shell and Sierra Acquisition in Holdings, the SAR Holders holding SARs and the management of Holdings.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Shell, Sierra Acquisition, each of the SAR Holders and Holdings hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.01. DEFINITIONS; INTERPRETATION OF DEFINED TERMS. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Contribution Agreement (as defined below). As used in this Agreement, the following terms shall have the following meanings:

      "AFFILIATE" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former; PROVIDED that, (i) for purposes of this Agreement, none of the members of the Shell Group or their Subsidiaries shall be considered an Affiliate of any entity that controls Shell or any other Subsidiaries of such entity (other than the members of the Shell Group and their Subsidiaries), and none of the entities that control Shell shall be considered an Affiliate of any member of the Shell Group or their Subsidiaries and (ii) none of the members of the Shell Group shall be deemed an Affiliate of any Holder of an SAR solely by reason of its investment in Holdings. The term "CONTROL" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act.
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      "ANNUAL OPERATING PLAN" means, for any year, the operating plan of
Holdings and its Subsidiaries which plan shall provide, among other things, for an analysis of gross profits, summary of operating expenses, personnel levels, pricing, budgets for each business segment and niche businesses, cash flows, capital expenditures and return on funds assigned, and shall be consistent with the then applicable Strategic Plan of Holdings.

      "ASSOCIATE" has the meaning given it under Rule 12b-2 under the Exchange Act.

      "BOARD" means the Board of Directors of Holdings, except where the context requires otherwise.

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banking institutions in Houston, Texas are authorized by law or executive order to close.

      "BY-LAWS" means the by-laws of Holdings, as amended from time to time in accordance with the provisions of such By-Laws, the Certificate of Incorporation and this Agreement.

      "CAUSE" means, with respect to any officer or director, any of the following:

            (i) such Person's willful failure substantially to perform his or her duties as an officer or director which is materially injurious to the financial condition or business reputation of Holdings or its Affiliates as determined in the sole discretion of the Independent Directors; or

            (ii) an act or acts on such Person's part constituting a felony under the laws of the U.S. or any state or any other jurisdiction (but only if such act is performed in a jurisdiction in which such law is applicable) which is materially injurious to the financial condition or business reputation of Holdings or its Affiliates as determined in the sole discretion of the Independent Directors.

      "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of Holdings, as amended from time to time in accordance with the provisions of such Certificate of Incorporation, the By-laws and this Agreement.

      "COMMON EQUITY SECURITY" means (i) any Common Stock, (ii) any security issued by Holdings that is convertible into or exchangeable for Common Stock or
(iii) any options, rights or warrants issued by Holdings to acquire Common
Stock.

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      "CONTRIBUTION AGREEMENT" means the Contribution Agreement dated as of
_______________, 1997 among Shell, Holdings and Tango Acquisition Corporation, a Delaware corporation, as amended from time to time.

      "CONTROL DATE" means the earlier of (i) the fifth anniversary of the Contribution Closing or (ii) the date on which both Mr. Frederic C. Hamilton and Mr. Jay A. Precourt have exited or been deemed to have exited from Holdings. A Person shall be deemed to "EXIT" or to have "EXITED" upon the first to occur of such Person's (a) death, (b) in the case of Mr. Frederic C. Hamilton, ceasing to serve as Chairman of the Board of Holdings and in the case of Mr. Jay A. Precourt, ceasing to serve as any of Chairman of the Board, Vice Chairman of the Board or Chief Executive Officer of Holdings, in each case, due to his resignation, Disability or removal for Cause by majority vote of the Independent Directors or (c) irrevocable exercise or deemed exercise of his SAR Exercise Right.

      "DELAWARE LAW" means the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto).

      "DIRECTOR" means a member of the Board.

      "DISABILITY" shall mean with respect to any person, such person's inability, as a result of physical or mental incapacity, to perform the duties of his or her position for a period of nine (9) consecutive months. Any disagreement between a person and Holdings as to the existence of a Disability shall be determined in writing by a qualified independent physician mutually acceptable to such person and Holdings. If such person and Holdings cannot agree as to a qualified independent physician, each shall appoint such a physician, and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to Holdings and such person by the third physician shall be final and conclusive for all purposes of this Agreement.

      "EQUITY SECURITY" means (a) with respect to any corporation, (i) any capital stock issued by such corporation, (ii) any debt securities of such corporation convertible into or exchangeable for capital stock or (iii) any options, rights or warrants issued by such corporation to acquire capital stock and (b) with respect to any other Person any security entitling the holder thereof to participate in the equity interest in such Person or any security convertible into or exercisable or exchangeable for any such security.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "EXERCISE EXPIRATION DATE" means, with respect to the SAR Exercise Right of each vested SAR, the date on which such vested SAR ceases to be exercisable.

      "EXERCISING HOLDER" means, with respect to the determination of the Final Exercise Price for any particular Exercise Price Determination Date, each SAR Holder who has exercised, or has been deemed to exercise, the SAR Exercise Right in respect of a SAR of such SAR Holder, which SAR is or may be subject to payment at such Final Exercise Price determined for such Exercise Price Determination Date.

      "HAMILTON SAR HOLDER" means a SAR Holder listed on the signature pages hereof under the caption "Hamilton SAR Holders" and any Permitted Transferee of such Hamilton SAR Holder holding SARs which it acquired in a Permitted Transfer.

      "HOLDER" means a SAR Holder or Additional Holder.

      "INCENTIVE SARS" means SARs granted pursuant to Section 3.03.

      "INDEPENDENT DIRECTOR" means a Director of Holdings who is not (i) an officer, employee, Affiliate (other than an Affiliate who is such only because of being a Director of Holdings) or Associate of Holdings or an officer, employee or director of any Affiliate or Associate of Holdings, (ii) an officer, employee, director, Affiliate or Associate of Shell, Sierra Acquisition or any of their Affiliates (other than solely because of being a Director of Holdings),
(iii) a Principal SAR Holder or an Affiliate or Associate of a Principal SAR Holder, (iv) a Shell Director, (v) a SAR Holder Director or (vi) a Person who has, or is an Affiliate or Associate of a Person who has, a material business relationship with Shell or Sierra Acquisition or any of their Affiliates or Holdings or any of its Affiliates or a SAR Holder. For purposes of this definition, clause (i) of the proviso to the definition of Affiliate shall not apply.

      "IRC" means the Internal Revenue Code of 1986, as amended.

      "MANAGEMENT SAR HOLDER" means a SAR Holder listed on the signature pages hereof under the caption "Management SAR Holders".

      "MATERIAL SUBSIDIARY" means any Subsidiary with assets of $5,000,000 or more.

      "NOMINATING COMMITTEE" means a committee of the Board composed of three members, (x) one of whom is a Shell Director, (y) one of whom is an Independent Director mutually agreed on by the other two members of such committee and (z) one of whom is appointed by majority vote of the SAR
Holders.

      "OFF-BALANCE SHEET FINANCING" means any Indebtedness or existing lease transactions of Holdings or its consolidated Subsidiaries which are not required to be reflected on Holdings' consolidated balance sheet in accordance with generally accepted accounting principles, consistently applied.

      "OM SAR HOLDERS" means the Management SAR Holders and, with respect to any particular Management SAR Holder, each Permitted Transferee of such Management SAR Holder holding SARs acquired by it in a Permitted Transfer.

      "PERMITTED TRANSFEREE" means,

      (x) with respect to any particular Precourt SAR Holder, (A) Mr. Jay A. Precourt and the spouse or a lineal descendant, executor, administrator or testamentary trustee of Mr. Jay A. Precourt, (B) any trust established solely for the benefit of any of the Persons named in clause (A) or an organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (C) any partnership, the general or limited partners of which include only Persons named in clauses (A) and (B);

      (y) with respect to any particular Hamilton SAR Holder, (D) Mr. Frederic
      C. Hamilton and the spouse or a lineal descendant, executor, administrator or testamentary trustee of Mr. Frederic C. Hamilton, (E) any trust established solely for the benefit of any of the Persons named in clause
      (D) or an organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (F) any partnership, the general or limited partners of which include Persons named in (D) and (E); and

      (z) with respect to any particular Management SAR Holder, (G) such Management SAR Holder and the spouse or a lineal descendant, executor, administrator or testamentary trustee of such Management SAR Holder; (H) any trust established solely for the benefit of any of the Persons named in clause (G) or an organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (I) any partnership, the general or limited partners of which include only such Management SAR Holder or Persons named in clauses (G) and (H).

      "PERSON" means an individual, a firm, a partnership, a joint venture, a limited liability company, a corporation, a trust, an incorporated or unincorporated organization or a government or any department or agency thereof.

      "PRECOURT SAR HOLDER" means a SAR Holder listed on the signature pages hereof under the caption "Precourt SAR Holders" and any Permitted Transferee of such Precourt SAR Holder holding SARs which it acquired in a Permitted Transfer.

      "PRINCIPAL SAR HOLDER" shall mean each of Mr. Frederic C. Hamilton and Mr. Jay A. Precourt.

      "QUALIFIED CLAIM" means a claim or potential claim for indemnity under
Section 4.03(a) or (b) of the Contribution Agreement which may be applied to reduce the Exercise Price as contemplated by Section 4.03(d) of the Contribution Agreement.

      "ROLLOVER SARS" means SARs issued pursuant to Section 3.01.

      "SAR" means a right granted by Holdings to receive an amount in cash determined pursuant to Article 3, in respect of a number of units after deduction of an exercise price per unit (the "SAR STRIKE PRICE") all as set forth in this Agreement and the instrument granting such right.

      "SAR HOLDERS" means Precourt SAR Holders, the Hamilton SAR Holders and the OM SAR Holders.

      "SAR HOLDER DIRECTOR" means a Director who has been designated for such position by the Principal SAR Holders or by a Principal SAR Holder in accordance with Section 2.01(c)(iii) hereof.

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "SHELL DIRECTOR" means a Director who has been designated for such position by Shell in accordance with Section 2.01(c)(i) hereof.

      "SHELL GROUP" means Shell and its Affiliates and Sierra Acquisition and its controlled Affiliates (other than Holdings and its Subsidiaries).

      "SIGNIFICANT ASSET" means any onshore or offshore natural gas pipeline, fractionation plant, gas processing facility or other asset transferred to Holdings by Shell or its Affiliates or which is integral to the Shell Group businesses other than Holdings and its Subsidiaries, in either such case, having a fair market value in excess of $10,000,000.

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
      "STRATEGIC PLAN" means the strategic plan of Holdings and its Subsidiaries which sets forth the strategic direction for Holdings and its Subsidiaries and their businesses (by strategic business units) for a period of five fiscal years and which provides for, among other things, an analysis of the business environment, objectives, strategies and revenues, financial forecasts, capital plans, acquisition and divestiture plans, business segment analysis and niche business plans.

      "STRATEGIC REVIEW" means a review process that determines whether the Strategic Plan is still valid, reviews progress to date, updates key elements of the Strategic Plan, if deemed necessary, and proposes modifications in objectives and strategies if deemed necessary. Such process shall include a review of (i) whether assumptions (including, without limitation, as to market factors, competition, regulation or patents) are still valid, (ii) whether objectives are still realistic, (iii) whether strategies and programs are on track, (iv) whether resource assessments are still valid and (v) updated outlook (financial and nonfinancial) if material deviations are expected.

      "SUBSIDIARY" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and, solely for purposes of Exhibit A-2, with respect to any action set forth therein, any Person which, due to Holdings' or its Subsidiaries' ownership interest in such Person, Holdings or its Subsidiaries could prevent from taking such action.

      A "SUBSTANTIAL PART" of any Person means, as of any date of determination, more than 10% of the fair market value of the total consolidated assets of such Person and its Subsidiaries as of the end of such Person's most recent fiscal quarter ending prior to such date of determination.

      "TEJAS" means Tejas Gas Corporation, a Delaware corporation.

      "TEJAS STOCK OPTION PLAN" means the Tejas Employee Stock Option Plan, as amended and restated effective as of January 1, 1997.

      "TEJAS STOCK OPTIONS" means options to purchase shares of Tejas common stock, par value $0.25 per share.

      (a) Each of the following terms is defined in the Section set forth opposite such term:

      TERM                              SECTION
      ----                              -------
      Accounting Referee                3.21(d)
      Acquired Indebtedness             Exhibit A-2
      Additional Holders                3.03(a)
      Additional Incentive Holders      3.03(a)
      Additional Rollover Holders       3.01(a)
      Affiliate                         1.01
      Anti-dilutive Rights              4.03(a)
      Balance Sheet                     3.21(b)
      Benefits                          3.07(a)
      Calculation Documents             3.21(b)
      Cash and Cash Equivalents         3.22(i)
      Cash Flow Statement               3.21(b)
      Code                              3.07(a)
      Common Stock                      Recitals
      Company                           Form of Notice of Exercise
      Company's Calculation             3.21(b)
      Control                           1.01 (Affiliate)
      Control/controlling/              1.01 (Affiliate)
         controlled by/
        under common control with
      Convertible Securities            3.22(c)
      Debt to Total Capitalization      Exhibit A-2
               Ratio
      Decision Date                     3.23
      Deductibles Buy-Down              7.05
      Deemed Stock Sale Proceeds        3.22(j)
      Drag-Along Notice                 4.02(a)
      Drag-Along Sale                   4.02(a)
      Drag-Along Seller                 4.02(a)
      Environmental Referee             3.21(e)
      Enterprise Indemnity              3.22(g)
               Deduction
      Enterprise Value                  3.22(d)
      Exercise Indebtedness             3.22(f)
      Exercise Indebtedness             Exhibit A-2
      Exercise Price                    3.22(a)
      Exercise Price Determination      3.22(b)
               Date
      Exercise-Year Environmental       3.21(f)
              Expense
      Final Exercise Price              3.21(a)
      Financial Statements              3.21(b)
      First Exercise Date               3.18(a)

      TERM                              SECTION
      Fully Diluted Common Stock        3.22(c)
      Future Environmental Losses       3.21(e)
      GAAP                              3.21(b)
      Holdings                          Recitals
        Shell                           Recitals
      Incentive SARS                    3.03(a)
      Incurrence                        Exhibit A-2
      Indebtedness                      3.22(l)
      Indemnity Deduction               3.22(h)
      Independent Nominees              2.01(c)(iv)
      Maintenance Securities            4.03(a)
      Merger                            Recitals
      Merger Agreement                  Recitals
      MergerSub                         Recitals
      Net Debt                          3.22(f)
      Non-Recurring Items               3.22(k)
      Normalized EBITDA                 3.22(e)
      Note                              3.01(c)
      Offer                             6.02(a)(i)
      Offered Interest                  6.02(a)
      Outstanding Indebtedness          Exhibit A-2
      Parachute Payment                 3.07(a)
      Permitted Transfer                3.13
      Principal SAR Holder              Recitals
      Pro Rata Portion                  4.01
      Purchase Date                     3.23
      Purchased SARs                    3.23
      Relevant Management SAR           3.14(c)
              Holder
      Response                          6.02(a)(i)
      Rights                            3.22(c)
      Rollover SARS                     3.01(b)
      SAR Exercise Notice               3.20(a)
      SAR Exercise Right                3.18(a)
      SAR Holder Nominees               2.01(c)(iii)
      Selling Party                     6.02(a)
      Shell                             Recitals
      Shell Nominees                    2.01(c)(i)
      Sierra Acquisition                Recitals
      Statement of Earnings             3.21(b)
      Subsidiary Voting Stock           4.04(e)
      Tag-Along Acceptance Notice       4.01
      Tag-Along Notice                  4.01

      TERM                              SECTION
      ----                              -------
      Tag-Along Offer                   4.01
      Tag-Along Right                   4.01
      Tag-Along Sale                    4.01
      Tagging Person                    4.01
      Target Ratio                      3.22(c)
      Tejas Stock Options               3.01(b)
      The Revolver                      Ex. C
      Third Party                       4.01
      Transactions                      Recitals
      transfer                          3.12(a)

     (b) Unless the context otherwise requires, as used in this Agreement: (i) except for accounting terms used in Section 3.21 and 3.22 which, except as otherwise provided in such Sections, have the meaning given them under GAAP, an accounting term not otherwise defined has the meaning ascribed to it in accordance with generally accepted accounting principles, consistently applied;
(ii) "or" is not exclusive; (iii) "including" means "including, without limitation," (iv) words in the singular include the plural and words in the plural include the singular, and (v) masculine, feminine and neuter pronouns shall be deemed to include each other gender.

     (c) Certain terms used herein are defined in Exhibit B - Scope of Business attached hereto.

     (d) All references herein to Mr. Frederic C. Hamilton, Mr. Jay A. Precourt, and each Management SAR Holder shall mean, with respect to each of them after their death, the executor, or if there is no executor, the administrator, of each of their respective estates.

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

      SECTION 2.01. COMPOSITION OF THE BOARD. In consideration of Shell's and Sierra Acquisition's interest in Holdings and the SAR Holders holding SARs from and after the Contribution Closing, Shell and Sierra Acquisition agree to take all lawful actions within their power to ensure at all times that the composition of the Board shall be as follows:

     (a) At all times from and after the Contribution Closing until the Control Date, the Board shall be comprised of 10 (ten) Directors in accordance with the

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Certificate of Incorporation. The size and the composition of the Board may be changed only with the approval of the Board and in accordance with this Agreement. Notwithstanding the foregoing, on and after the Control Date, Shell shall have the right to change the size of the Board; PROVIDED that the size of the Board shall be a sufficient number to allow the election of the number of directors required pursuant to Section 2.01(c) and shall not in any case be less than 3 (three).

     (b) At the Contribution Closing, the members of the board of Tejas immediately prior to the Effective Time shall become members of the Board of Holdings. Immediately prior to the Contribution Closing, Holdings shall cause all other members of its Board to resign and, at the Contribution Closing, shall cause Mr. Philip J. Carroll and Mr. Jack E. Little to be duly appointed to its Board (except that if either Mr. Carroll or Mr. Little, or both, is unable to serve in such capacity, Holdings shall appoint as a Director a substitute individual designated by Shell prior to the Contribution Closing).

     (c) At all times from and after the Contribution Closing, the Directors shall be nominated as follows (it being understood that such nomination shall include any nomination of any incumbent Director for re-election to the Board):

     (i) at all times from the Contribution Closing until the Control Date, Shell shall have the right to designate for nomination to the Board two Directors (the "SHELL NOMINEES"), each of whom shall be nominated for Director by the Nominating Committee;

    (ii) on and from time to time after the Control Date, Shell shall have the right to call a stockholders meeting (or act by written consent) in accordance with the Certificate of Incorporation for the purposes of removing some or all of the Directors (other than any Directors which the Principal SAR Holders are entitled to nominate as provided in Section 2.01(c)(iii)) from the Board and electing new Directors nominated by Shell. On and after such time, the Nominating Committee shall be disbanded and there shall be no restrictions on the right of Shell and Sierra Acquisition to nominate and vote for Directors in their sole discretion, except as otherwise expressly provided herein;

   (iii) at all times from and after the Contribution Closing, Mr. Jay A. Precourt, until he has exited, and Mr. Frederic C. Hamilton, until he has exited, each shall have, if he is not nominated for election, the right to designate for nomination to the Board one Director who may be himself or another person (the "SAR HOLDER NOMINEES"), each of whom shall be elected to the Board; and

    (iv) at all times from the Contribution Closing until the Control Date, the Nominating Committee shall nominate 5 (five) persons who qualify as Independent Directors ("INDEPENDENT NOMINEES") (which shall include A.J. Miller so long as he shall serve as a Director), and one other person who shall be either an Independent Nominee or an employee of Holdings or its Subsidiaries.

     (d) If Mr. Frederic C. Hamilton exits, or otherwise ceases to serve as Chairman of the Board of Holdings, then Mr. Philip J. Carroll shall be appointed Chairman of the Board of Holdings. If Mr. Philip J. Carroll is unavailable or unwilling to serve as, or ceases to serve as, Chairman of the Board of Holdings, then Mr. Jay A. Precourt, if he has not exited, or otherwise ceased to serve as an officer or Vice Chairman of the Board of Holdings, shall be appointed as Chairman of the Board of Holdings, but only if he ceases to serve as an officer of Holdings and its Subsidiaries (other than the office of Chairman). If Mr. Philip J. Carroll and Mr. Jay A. Precourt are unavailable or unwilling to fill the vacancy in the office of Chairman of the Board of Holdings, then the Board shall fill such vacancy by majority vote. If Mr. Jay A. Precourt exits, or otherwise ceases to serve as Chief Executive Officer, the Board shall appoint the new Chief Executive Officer by majority vote.

     (e) Without limiting the generality of the foregoing, if, at any time after the Contribution Closing, the number of Directors differs from the number that each of Shell, the Principal SAR Holders and the Nominating Committee have the right (and desire) to nominate pursuant to Section 2.01(c), each of Shell, Sierra Acquisition, the Principal SAR Holders and the Board, shall promptly take, or cause to be taken, all actions as are necessary to cause one or more Shell Directors, SAR Holder Directors, or Independent Directors or other Directors as the case may be, to be elected as a member of the Board, including without limitation (i) creating vacancies, (ii) designating individuals for nomination to the Board, (iii) calling a stockholders meeting (or acting by written consent), (iv) removing the appropriate number of Directors of the Board or (v) amending the By-laws to create new Director positions (subject to the limitations set forth in Article 5 of the Certificate of Incorporation).

      SECTION 2.02. VOTING OF SHARES. (a) In (i) any election of Directors or
(ii) any meeting of the stockholders of Holdings called for the election or the removal of Directors, each of Shell and Sierra Acquisition shall be, and shall cause their respective Affiliates to be, present for purposes of establishing a quorum, and shall vote all of their shares of Common Stock (x) in favor of all nominees selected in accordance with Sections 2.01(c)(i), 2.01(c)(iii) and 2.01(c)(iv) or (y) in favor of removal of any Director as contemplated by
Section 2.05(a).

     (b) At all times from and after the Contribution Closing, each of Shell and Sierra Acquisition shall not (and shall cause their respective Affiliates not to) propose or vote in favor of any amendment of the Certificate of Incorporation or By-laws that would supersede or contravene the rights conferred to the holders of Common Stock or SARs, Shell and Sierra Acquisition as set forth herein and in the Certificate of Incorporation, unless otherwise agreed to by Shell and by SAR Holders holding a majority of the SARs then held by the SAR Holders. This
Section 2.02(b) shall not affect any right or duty of the Shell Directors in their capacities as Directors.

     (c) In any other matter submitted to a vote of the stockholders of Holdings, each of Shell and Sierra Acquisition and their respective Affiliates may vote any or all of its or their shares of Common Stock in its sole discretion subject to the requirements otherwise set forth herein or in the Certificate of Incorporation.

     (d) Each of Shell, Sierra Acquisition and each Principal SAR Holder agrees that it will, and will cause its Affiliates to, use its best efforts to cause the Directors nominated by it to take all action as is reasonably within its control as necessary to implement the provisions of this Agreement.

      SECTION 2.03. COMPOSITION OF BOARD COMMITTEES AND SUBSIDIARY BOARDS. (a) Shell, Sierra Acquisition and the Principal SAR Holders agree to take all lawful actions within their power to ensure that at all times after the Contribution Closing, the composition of the committees of the Board and the board of directors (and the committees thereof) of the Subsidiaries of Holdings shall be as follows:

     (i) At all times from the Contribution Closing until the Control Date, Shell shall have the right to appoint at least one Shell Director to serve on (x) each of the committees of the Board and (y) the board of directors (or any committees thereof) of each Subsidiary of Holdings on which any of the Principal SAR Holders or any Person who is not an employee of Holdings serves as a Director;

    (ii) At all times from the Contribution Closing until the Control Date, Shell shall have the right to appoint the person it nominates as controller of Holdings pursuant to Section 2.11(b) to serve on the board of directors (or any committees thereof) of each Subsidiary of Holdings on which a Shell Director does not sit; and

   (iii) At all times from the Control Date until such time as both Principal SAR Holders shall have exited, the Principal SAR Holders shall have the right to appoint at least one SAR Holder Director to serve on (x) each of the committees of the Board and (y) the board of directors (or any committees thereof) of each Subsidiary of Holdings on which any of the Shell Directors or any Person who is not an employee of Holdings serves as a Director.

     (b) With respect to each meeting of stockholders of Subsidiaries at which directors are to be elected, Holdings shall vote shares of such Subsidiaries and in turn direct those Subsidiaries to vote shares held in other Subsidiaries in favor of the nominees selected in accordance with Section 2.03(a).

      SECTION 2.04. VACANCIES. Each party hereby agrees that, if any Shell Director or SAR Holder Director ceases to serve on the Board (or any of the committees thereof) or any boards of directors (or any of the committees thereof) of the Subsidiaries of Holdings at a time when Shell or the Principal SAR Holders are entitled to nominate or elect such Directors pursuant to Section 2.01, 2.02 or 2.03, Shell or the Principal SAR Holders, as the case may be, shall have the right to designate for nomination to the Board, respectively, a replacement member in accordance with Section 2.01 hereof who shall be nominated by the Nominating Committee or Board, as the case may be, and to appoint another Shell Director or SAR Holder Director, respectively, to such Board committee, or board of directors or committee thereof of any Subsidiary in accordance with
Section 2.03.

      SECTION 2.05. REMOVAL. (a) Each party hereby agrees that, at any time after the Contribution Closing, (i) Shell shall have the right to call a stockholders meeting (or act by written consent) in accordance with the Certificate of Incorporation for the purpose of removing any Shell Director nominated in accordance with Section 2.01(c)(i), with or without cause, and replacing such Shell Director in accordance with Section 2.04 and (ii) each Principal SAR Holder shall have the right to require Shell and Sierra Acquisition to call a stockholders meeting (or to require action by written consent) in accordance with the Certificate of Incorporation for the purpose of removing any SAR Holder Director nominated by such Principal SAR Holder in accordance with Section 2.01(c)(iii), with or without cause, and replacing such SAR Holder Director in accordance with Section 2.04.

     (b) The Board shall have the right to remove Mr. Frederic C. Hamilton and Mr. Jay A. Precourt as officers (including Chairman of the Board) of Holdings with or without cause; PROVIDED that such removal shall not waive or modify their respective rights under any change of control or severance agreement to which either of them is a party.

      SECTION 2.06. NOTICE FOR BOARD AND COMMITTEE MEETINGS. (a) No action by the Board or any committee thereof shall be valid unless taken at (x) a regular meeting or (y) a special meeting for which five business days' prior notice has been duly given or waived by the Directors or the members of such committee, as the case may be, except by unanimous written consent of the Board or of the members of the committee, as the case may be. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at a general or special meeting unless a Shell Director and a SAR Holder Director, or a Shell Director and a SAR Holder Director who is a member of the committee, as the case may be, are present and consent to the consideration of such other business.

     (b) Each of the Board and the committees established by the Board shall establish and adopt such other rules and procedures for its operation and governance (consistent with the terms of this Agreement, the Certificate of Incorporation and By-laws) as it shall determine appropriate and may seek such consultation and advice as to matters within its purview as it shall require.

      SECTION 2.07. BOARD AND SHELL CONSENT FOR CERTAIN ACTIONS BY HOLDINGS. (a) The parties agree that Holdings and its Subsidiaries will not take any of the actions listed on Exhibit A-1 attached hereto without the approval of the Board. Exhibit A-1 in no way limits the powers or obligations of the Board granted to it under the Certificate of Incorporation, the By-laws or any relevant statute.

     (b) Notwithstanding the foregoing paragraph (a), no action by Holdings or any Subsidiary (including, but not limited to any action by their respective boards of directors or any committee thereof) shall be taken with respect to any of the matters set forth on Exhibit A-2 hereto without first obtaining the written consent of Shell; PROVIDED that if Holdings provides Shell with written notice of the action to be taken in accordance with this Agreement and Shell does not deliver a written notice to Holdings in accordance with this Agreement objecting to such action within 10 (ten) Business Days after receipt of such notice, Shell shall be deemed to have consented thereto in writing.

      SECTION 2.08. GOVERNANCE OF HOLDINGS' SUBSIDIARIES. Holdings shall not allow a Subsidiary to take or agree to take any action which, if taken by Holdings, would require approval of Shell pursuant to this Agreement, unless such action is first approved by Shell. Holdings shall not allow a Subsidiary to take or agree to take any action which, if taken by Holdings, would require approval of the Board pursuant to this Agreement, unless such action is first approved by the Board. The Board shall select the Persons who from time to time shall be elected as the directors of Holdings' Subsidiaries, subject to Section 2.03.

      SECTION 2.09. STRATEGIC PLANNING PROCESS. (a) The Chief Executive Officer (as defined in the By-Laws) of Holdings shall, on an annual basis, cause to be prepared and proposed to the Board, a Strategic Plan covering a five-year period beginning with the period 1998-2002. The initial Strategic Plan shall be proposed to the Board within 45 days after the Contribution Closing. Thereafter, the Strategic Plan for each year (and the five-year period) shall be proposed to the Board not later than September 1 of the preceding year. In connection with the preparation of each Strategic Plan, the Chief Executive Officer shall confer on a reasonable basis with the Board.

     (b) Once a year, and prior to the budgeting process for the following year, the Chief Executive Officer will hold a Strategic Review with the Board and, in light of such review, the Board may propose revisions or updates to the Strategic Plan in light of changed circumstances.

      SECTION 2.10. OPERATING PLANNING PROCESSES. The Chief Executive Officer will be responsible for the preparation, on an annual basis, of a proposed Annual Operating Plan for each fiscal year, which shall be submitted to the Board as part of the Strategic Plan not later than September 1 of the preceding year. The financial and operating performance goals in each Annual Operating Plan shall be determined by reference to the applicable Strategic Plan, taking into account such factors as the Chief Executive Officer determines are appropriate.

      SECTION 2.11. APPOINTMENT OF OFFICERS. (a) At the Contribution Closing, Shell, Sierra Acquisition, the Principal SAR Holders and Holdings, through its Board, shall cause Mr. Douglas Krenz and Mr. Robert Belknap to be duly appointed as Holdings' Chief Operating Officer of Offshore Pipelines and Chief Operating Officer of Plants, respectively, for pipelines and plants serving Shell's offshore production. Such appointed individuals shall not be removed without Cause for a period of two years after the Contribution Closing, unless the Shell Directors consent to such removal, and if either of such offices becomes vacant during such period, the Board shall appoint a successor designated by the Shell Directors. Upon the death, Disability, resignation, removal, lateral move or promotion of either of such individuals after such initial two year period, the Chief Executive Officer shall, subject to the approval of the Shell Directors (which approval shall not be unreasonably withheld), designate another individual to fill such vacancy who shall be appointed by the Board.

     (b) At all times after the Contribution Closing, Shell shall have the right to nominate the controller of Holdings, and Shell, Sierra Acquisition, the Principal SAR Holders and Holdings, through its Board, shall at all times take all necessary actions to cause such individual to be duly appointed as the controller of Holdings; PROVIDED if the Board has a reasonable basis to object to such nominee it shall not be obligated to make such appointment (it being agreed that there shall be deemed not to be a reasonable basis to object, whether or not such nominee is an employee or former employee of Shell, if the individual is of good character and reputation, is a certified public accountant, has at least 10 (ten) years of relevant experience (of which the last three years were spent in the industry) in the subject matter of the controller position, and has experience managing other accountants.

     (c) It is understood and agreed that the controller will have the customary responsibilities of a controller of a public company and will have full and complete access to all information and records of Holdings and its Subsidiaries and its auditors as appropriate in order to perform such functions.

      SECTION 2.12. CERTIFICATE OF INCORPORATION AND BY-LAWS; INCONSISTENT AGREEMENTS. Holdings, Shell, Sierra Acquisition and the Principal SAR Holders shall take or cause to be taken all lawful action necessary to ensure at all times that (x) the Certificate of Incorporation and By-laws and the certificate of incorporation and by-laws of the Subsidiaries of Holdings are not at any time inconsistent with the provisions of this Agreement, and (y) Holdings is not bound by any agreement and will not hereafter enter into any agreement, with respect to its securities which conflicts or is inconsistent with the rights granted to Shell, Sierra Acquisition and the Principal SAR Holders as set forth herein.

      SECTION 2.13. SHELL PREEMPTIVE RIGHT. If Holdings or any of its Subsidiaries incurs any debt or issues any Equity Securities which are not Common Equity Securities, Shell shall have the option to be the lender of such debt or the purchaser of such Equity Securities or debt if the terms offered by Shell are at least as favorable as those offered by a prospective bona fide third party lender or purchaser, as applicable, of such debt or Equity Securities as set forth in a firm, written, all cash offer to lend or purchase, as applicable, of such purchaser or lender.

                                    ARTICLE 3
         GRANT OF SARS; VESTING; SAR STRIKE PRICE AND LOANS; EXPIRATION;
                          EXERCISE AND PAYMENT OF SARS

      SECTION 3.01. GRANT OF ROLLOVER SARS AND ASSUMPTION OF STOCK OPTIONS. (a) At the time of the Contribution Closing, each of the SAR Holders agrees to have the number of Tejas Stock Options set forth opposite its name on Schedule 3.01(a) hereto cancelled. At the time of the Contribution Closing, each of the persons ("ADDITIONAL ROLLOVER HOLDERS") listed on Schedule 3.01(b) hereto agrees to have the number of Tejas Stock Options set forth opposite such Holder's name on Schedule 3.01(b) hereto cancelled. At the time of the Contribution Closing, Holdings shall grant to (i) each SAR Holder a number of SARs equal to the number of such SAR Holder's Tejas Stock Options set forth opposite the name of such SAR Holder on Schedule 3.01(a) hereto and (ii) each Additional Rollover Holder a number of SARs equal to the number of such Additional Rollover Holder's Tejas Stock Options set forth on Schedule 3.01(b) hereto. The Tejas Stock Options so cancelled pursuant to this Section 3.01 shall not be converted into cash in the manner provided in Section 1.05 of the Merger

Agreement but shall be assumed by Holdings (by its grant of Rollover SARs). The balance of the Tejas Stock Options held by such SAR Holders and Additional Rollover Holders shall be converted into cash in the manner provided in Section
1.05 of the Merger Agreement. If the Contribution Closing is not consummated within 30 days following the Effective Time, then the Tejas Stock Options which would have been cancelled and assumed pursuant to this Section 3.01 shall not be cancelled and assumed pursuant to this Section 3.01 and shall be converted into cash in the manner provided in Section 1.05 of the Merger Agreement.

     (b) The number of SARs granted to Additional Rollover Holders pursuant to this Section 3.01 shall not exceed 219,422.

     (c) If solely as a result of the grant of Rollover SARs to SAR Holders and Additional Rollover Holders, any of such persons are obligated to pay an amount of federal income tax in respect of the tax year in which such Rollover SARs are granted, and such tax is payable at a time which is earlier than the time at which such tax would have been payable if such Rollover SARs had not been granted to such persons, and they had, in lieu thereof, been granted options to purchase shares of Common Stock, then Holdings shall lend to each such person the amount of such payment at the time such payment is due, and each such person shall execute and deliver to Holdings a note (the "NOTE"), in substantially the form of Exhibit F attached hereto, in a principal amount equal to such loan amount; PROVIDED that in no case will Holdings lend any amount to any Holder of a SAR if the tax liability of such Holder arises due to any act by such Holder which accelerates such tax or due to SARs being issued to a Person other than a Principal SAR Holder, a Management SAR Holder or an Additional Rollover Holder.

     (d) If Holdings shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash in respect of SARs or the grant of SARs, Holdings shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Holders of SARs or from any SARs which would otherwise be delivered. Each Holder of SARs shall make available to Holdings, promptly when requested by Holdings, sufficient funds to meet the requirements of such withholding, and Holdings shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to Holdings out of any funds or property due or to become due to such Holder of SARs.

      SECTION 3.02. VESTING AND SAR STRIKE PRICE OF ROLLOVER SARS. Each Rollover SAR granted shall be fully vested on the date of the Contribution Closing to the extent that the assumed and cancelled Tejas Stock Option in respect of which it is granted is fully vested pursuant to the Tejas Stock Option Plan at the time immediately prior to the Effective Time (without giving effect to any accelerated or early vesting which occurs as a result of the Transactions). Each other Rollover SAR shall vest on the date that the assumed and cancelled Tejas Stock Option in respect of which it is granted would have otherwise vested pursuant to the terms of the Tejas Stock Option Plan had such Tejas Stock Option remained outstanding (without giving effect to any accelerated or early vesting which occurs as a result of the Transactions). Only vested Rollover SARs may be exercised. The SAR Strike Price for each Rollover SAR shall be equal to the exercise price of the Tejas Stock Option in respect of which it is granted.

      SECTION 3.03. GRANT OF INCENTIVE SARS. (a) At the Contribution Closing (i) Holdings shall grant to each of the SAR Holders the number of SARs set forth opposite the name of such SAR Holder on Schedule 3.03 hereto, and (ii) at the discretion of the Board's Compensation Committee, Holdings shall grant up to 180,000 SARs to approximately 20 employees of Holdings who are not SAR Holders (such persons are referred to herein "ADDITIONAL INCENTIVE HOLDERS", and together with the Additional Rollover Holders, the "ADDITIONAL HOLDERS"). Holdings shall not grant any SARs other than as provided in Section 3.01 and this Section 3.03, except by unanimous vote of the Compensation Committee including at least one Shell Director.

     (b) Holdings will provide the recipients of Rollover and Incentive SARs granted pursuant to this Agreement with documentation evidencing such SARs.

       SECTION 3.04. VESTING AND SAR STRIKE PRICE OF INCENTIVE SARS. The Incentive SARs granted shall vest in equal installments on each of the first four anniversaries of the date of the Contribution Closing. Only vested Incentive SARs may be exercised. The SAR Strike Price for the Incentive SARs vested on the first and second anniversaries of the Contribution Closing will be set at the Contribution Closing and will be equal to the Merger Consideration (as defined in the Merger Agreement). The SAR Strike Price for the Incentive SARs vested on the third anniversary of the Contribution Closing will be set as soon as practicable after the second anniversary of the Contribution Closing and will be the Final Exercise Price calculated as if the Exercise Price Determination Date were December 31, 1999. The SAR Strike Price for the Incentive SARs vested on the fourth anniversary of the Contribution Closing will be set as soon as practicable after the third anniversary and will be the Final Exercise Price calculated as if the Exercise Price Determination Date were December 31, 2000. Notwithstanding the foregoing, the SAR Strike Price for 87,500 of the Incentive SARs issued to Mr. Frederic C. Hamilton vesting on each of the third and fourth anniversaries of the Contribution Closing shall be set at the time of vesting at the Merger Consideration.

      SECTION 3.05. EXPIRATION AND LAPSE OF CERTAIN SARS. Vested SARs of each SAR Holder (other than the Precourt SAR Holders and the Hamilton SAR Holders) and each Additional Holder will lapse, expire and cease to be exercisable on the earlier of (i) the tenth anniversary of the Contribution Closing or (ii) the date which is 90 days after the termination of employment of such SAR Holder or Additional Holder (or with respect to any OM SAR Holder, 90 days after the termination of employment of the Relevant Management Holder) with Holdings or its Affiliates for any reason. All Rollover SARs of each SAR Holder (other than the Precourt SAR Holders and the Hamilton SAR Holders) and each Additional Holder which are not vested prior to the earlier of (i) the tenth anniversary of the Contribution Closing and (ii) the date of the termination of employment of such SAR Holder (or with respect to any OM SAR Holder, the termination of employment of the Relevant Management Holder) or such Additional Holder with Holdings or its Affiliates for any reason shall lapse, expire and cease to be exercisable on the date of such termination, unless such termination is by Holdings or its Affiliates without cause or due to death or Disability, in which case such Rollover SARs shall vest on the date of such termination. All Incentive SARs of each SAR Holder (other than the Precourt SAR Holders and the Hamilton SAR Holders) and each Additional Holder which are not vested prior to the earlier of (i) the tenth anniversary of the Contribution Closing or (ii) the date of the termination of employment of such SAR Holder (or with respect to any OM SAR Holder, the termination of employment of the Relevant Management Holder) or such Additional Holder with Holdings or its Affiliates for any reason will lapse, expire and cease to be exercisable on the earlier of such dates. Any SAR of an SAR Holder (including the Precourt SAR Holders and Hamilton SAR Holders) which is not vested on the date such SAR Holder irrevocably exercises or is deemed to exercise SAR Exercise Rights will lapse, expire and cease to be exercisable on such date.

      SECTION 3.06. EXPIRATION AND LAPSE OF SARS OF HAMILTON SAR HOLDERS AND PRECOURT SAR HOLDERS. Vested SARs of the Precourt SAR Holders and the Hamilton SAR Holders will lapse, expire and cease to be exercisable on the earlier of (i) the tenth anniversary of the Contribution Closing or (ii) the date which is 365 days after the death of Mr. Jay A. Precourt, with respect to all Precourt SAR Holders, or the death of Mr. Frederic C. Hamilton, in the case of all Hamilton SAR Holders. All Rollover SARs of the Precourt SAR Holders which are not vested on the earlier of such dates will vest immediately prior to the earlier of such dates, and all Incentive SARs of the Precourt SAR Holders which are not vested on the earlier of such dates will lapse, expire and cease to be exercisable on the earlier of such dates. All Rollover SARs and Incentive SARs of the Precourt SAR Holders which are not vested on the date on which Mr. Jay A. Precourt's employment with Holdings or its Affiliates is terminated for any reason shall lapse, expire and cease to be exercisable on the date of such termination, unless (i) such termination is by Holdings or its Affiliates without cause, in which case, all such Rollover SARs and Incentive SARs shall vest on the date of such termination or (ii) such termination is due to death or Disability, in which case all such Rollover SARs shall vest on such date. All Incentive SARs of the Hamilton SAR Holders which are not vested on the date on which Mr. Frederic
C. Hamilton's service to Holdings or its Affiliates is terminated for any reason shall lapse, expire and cease to be exercisable on the date of such termination, unless such termination is by Holdings or its Affiliates without cause, in which case, all such Incentive SARs shall vest on the date of such termination.

      SECTION 3.07.  INTENTIONALLY OMITTED.

      SECTION 3.08.  INTENTIONALLY OMITTED.

      SECTION 3.09. REPRESENTATIONS BY THE SAR HOLDERS. Each of the SAR Holders, severally and not jointly, represents and warrants to Shell and Holdings as follows:

     (a) The execution, delivery and performance by such SAR Holder of this Agreement, the Note, if applicable, and the other Transaction Agreements to which such SAR Holder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of such SAR Holder or to a loss of any material benefit of such SAR Holder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on such SAR Holder or result in the imposition of any Lien on any asset of such SAR Holder.

     (b) The execution, delivery and performance by each of the SAR Holders of this Agreement, the Note, if applicable, and the other Transaction Agreements to which such SAR Holder is a party and the consummation by each of the SAR Holders of the Transactions are within each of the SAR Holders' powers and have been duly authorized by all necessary actions, if any, including all necessary actions by the trustees of the SAR Holder, if the SAR Holder is a trust. Each of this Agreement, the Note, if applicable, and the other Transaction Agreements to which such SAR Holder is a party constitute valid and binding agreements of such SAR Holder, enforceable against such SAR Holder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If such SAR Holder is married and the Tejas Stock Options owned by such SAR Holder constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such SAR Holder's spouse, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement, the Note, if applicable, and the other Transaction Agreements to which such SAR Holder is a party is being executed in a representative or fiduciary capacity, the person signing this Agreement or such other Transaction Agreements has full power and authority to enter into and perform this Agreement and has obtained any necessary consents in connection with execution of this Agreement and such other Transaction Agreements.

     (c) No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such SAR Holder who is or may be entitled to a commission or fee from Shell, Holdings, Tejas or any of their respective Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such SAR Holder.

      SECTION 3.10. DELIVERIES AT THE CONTRIBUTION CLOSING. At the Contribution Closing, Holdings will execute and deliver to each of the SAR Holders and Additional Holders an agreement (an "SAR AGREEMENT") evidencing the SARs granted hereunder.

      SECTION 3.11. CONDITIONS TO THE OBLIGATIONS OF THE SAR HOLDERS. The obligations of the SAR Holders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

     (a) the Merger shall have been consummated in accordance with the Merger Agreement;

     (b) (i) each member of the Shell Group shall have performed in all material respects all of its obligations hereunder and under the other Transaction Agreements to which it is a party required to be performed by it at or prior to the Contribution Closing and (ii) except for such inaccuracies or omissions the consequences of which do not singly or in the aggregate constitute a Holdings Material Adverse Effect, the warranties of each member of the Shell Group contained in the Contribution Agreement and in the other Transaction Agreements and in any certificate or other writing delivered by any member of the Shell Group pursuant thereto shall be true in all material respects at and as of the Contribution Closing as if made at and as of such time (except to the extent such warranty is made as of an earlier date, in which case the warranty shall be true in all respects as of such date), and the Principal SAR Holders shall have received a certificate signed by the President, any Vice President or the Treasurer of Shell to the foregoing effect;

     (c) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by each member of the Shell Group for the authorization, execution and delivery of this Agreement, the other Transaction Agreements, and the consummation by it of the transactions contemplated hereby and thereby shall have been obtained and made by such member, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected to have a Holdings Material Adverse Effect;

     (d) the Principal SAR Holders shall have received all documents they may reasonably request relating to the authority of each member of the Shell Group for this Agreement and the other Transaction Agreements, all in form and substance satisfactory to the Principal SAR Holders;

     (e) Shell, Holdings and Sierra Acquisition shall have duly executed and delivered the agreements set forth in Section 3.06 of the Contribution Agreement to which they are intended to be parties; and

     (f) there shall not have been any event, occurrence or development which, individually or together with other similar events, has had or reasonably would be expected to have a Holdings Material Adverse Effect.

      SECTION 3.12. GENERAL RESTRICTION ON TRANSFER. (a) Each party to the Agreement agrees that it will not, directly or indirectly, sell, assign, convey, transfer, grant a participation in, pledge or otherwise dispose of (including by way of gift or bequest) ("TRANSFER") any shares of Common Stock or SARs (or solicit any offers to transfer any shares of Common Stock or SARs) except in compliance with the Securities Act (solely in the case of shares of Common Stock) and the terms and conditions of this Agreement applicable to such party.

     (b) Holdings shall not, and shall not permit any transfer agent to, give any effect in Holdings' stock or other records to any transfer, or attempted transfer, of shares of Common Stock or SARs not in compliance with this Agreement. Any transfer or attempted transfer of any such securities in violation of this Agreement shall be null and void and of no force or effect.

      SECTION 3.13. RESTRICTIONS ON TRANSFERS BY SAR HOLDERS. Each SAR Holder may transfer SARs only to a Permitted Transferee of such SAR Holder upon the death of such SAR Holder; PROVIDED that, any such Permitted Transferee shall enter into an agreement supplemental hereto, consented to by Holdings and Shell, agreeing to be bound by the terms of this Agreement and agreeing that Mr. Jay A. Precourt (or his executor or administrator upon his death), in the case of Precourt SAR Holders, or Mr. Frederic C. Hamilton (or his executor or administrator upon his death), in the case of Hamilton SAR Holders, or the Management SAR Holder (or his executor or administrator upon his death) who first transferred the securities being acquired by the Permitted Transferee, in the case of all other SAR Holders, shall continue at all times to have the right, from time to time, to vote and to give consents, ratifications and waivers and the right to exercise the SAR Exercise Right, in each case with respect to such transferred SARs, the Certificate of Incorporation and this Agreement, and all other rights pertaining thereto to the same extent provided in Section 3.14. Each transfer in compliance with this Section 3.13 is referred to as a "PERMITTED TRANSFER".

      SECTION 3.14. EXERCISE OF SAR EXERCISE RIGHTS OF SAR HOLDERS OTHER THAN THE PRINCIPAL SAR HOLDERS AND MANAGEMENT SAR HOLDERS. (a) Each Precourt SAR Holder hereby agrees that Mr. Jay A. Precourt is entitled to exercise the SAR Exercise Rights with respect to all SARs owned by all Precourt SAR Holders only once in accordance with the provisions of this Agreement, subject to the right of Mr. Jay A. Precourt to cancel certain exercises of a SAR Exercise Right in accordance with this Agreement. Mr. Jay A. Precourt agrees that he will exercise the SAR Exercise Right for all SARs held by him and all Precourt SAR Holders if he exercises any SAR Exercise Right of any SAR, and all Precourt SAR Holders agree that if he does not do so, the exercise of the SAR Exercise Right with respect to any SARs in respect of which it is exercised shall be deemed to have not occurred. Each Precourt SAR Holder agrees that if a deemed exercise of the SAR Exercise Right occurs with respect to the SARs held by Mr. Jay A. Precourt or any other Precourt SAR Holder the SAR Exercise Right with respect to all SARs of such Precourt SAR Holder shall be deemed exercised as well.

     (b) Each Hamilton SAR Holder hereby agrees that Mr. Frederic C. Hamilton is entitled to exercise the SAR Exercise Rights with respect to all SARs owned by all Hamilton SAR Holders only once in accordance with the provisions of this Agreement, subject to the right of Mr. Frederic C. Hamilton to cancel certain exercises of a SAR Exercise Right in accordance with this Agreement. Mr. Frederic C. Hamilton agrees that he will exercise the SAR Exercise Right for all SARs held by him and all Hamilton SAR Holders if he exercises any SAR Exercise Right of any SAR, and all Hamilton SAR Holders agree that if he does not do so, the exercise of the SAR Exercise Right with respect to any SARs in respect of which it is exercised shall be deemed to have not occurred. Each Hamilton SAR Holder agrees that if a deemed exercise of the SAR Exercise Right occurs with respect to the SARs held by Mr. Frederic C. Hamilton or any other Hamilton SAR Holder the SAR Exercise Right with respect to all SARs of such Hamilton SAR Holder shall be deemed exercised as well.

     (c) Each OM SAR Holder acknowledges and agrees that the Management SAR Holder who first transferred SARs to such OM SAR Holder or his predecessor (the "RELEVANT MANAGEMENT SAR HOLDER" with respect to such OM SAR Holder) is entitled to exercise the SAR Exercise Rights with respect to all SARs owned by such OM SAR Holders only once in accordance with the provisions of this Agreement, subject to the right of such OM SAR Holder to cancel certain exercises of a SAR Exercise Right in accordance with this Agreement. Each Relevant Management SAR Holder agrees that he will exercise the SAR Exercise Right for all SARs held by him and all of his OM SAR Holders if he exercises any SAR Exercise Right of any SAR, and all OM SAR Holders agree that if he does not do so, the exercise of the SAR Exercise Right with respect to any SARs in respect of which it is exercised shall be deemed to have not occurred. Each OM SAR Holder agrees that if a deemed exercise of the SAR Exercise Right occurs with respect to the SARs held by the Relevant Management

SAR Holder or any of his OM SAR Holders the SAR Exercise Right of all SARs of such OM SAR Holder shall be deemed exercised as well.

     (d) (i) Each Hamilton SAR Holder (including each Person who becomes a Hamilton SAR Holder after the date hereof by becoming a party hereto) hereby irrevocably designates and appoints Mr. Frederic C. Hamilton, as his attorney-in-fact, representative and proxy, with full power of substitution, to make all decisions and determinations, to deliver and receive all notices and other communications (including pursuant to Article 3, Section 4.01 and 4.02 hereof) to enter into and execute all documents or agreements and to take or refrain from taking any action for and on behalf of such Hamilton SAR Holder,
(ii) each Precourt SAR Holder (including each Person who becomes a Precourt SAR Holder after the date hereof by becoming a party hereto) hereby irrevocably designates and appoints Mr. Jay A. Precourt as his attorney-in-fact, representative and proxy, with full power of substitution, to make all decisions and determinations, to deliver and receive all notices and other communications (including pursuant to Article 3, Section 4.01 and 4.02 hereof) to enter into and execute all documents or agreements and to take or refrain from taking any action for and on behalf of such Precourt SAR Holder and (iii) each OM SAR Holder (including each Person who becomes an OM SAR Holder after the date hereof by becoming a party hereto) hereby irrevocably designates and appoints the Relevant Management SAR Holder as his attorney-in-fact, representative and proxy, with full power of substitution, to make all decisions and determinations, to deliver and receive all notices and other communications (including pursuant to Article 3, Section 4.01 and 4.02 hereof) to enter into and execute all documents or agreements and to take or refrain from taking any action for and on behalf of such OM SAR Holder, in each case (as to clauses (i), (ii) and (iii) preceding), with respect to all matters related to the SARs held by such Person, including with respect to the rights of such SARs (including specifically the right to exercise the SAR Exercise Right in respect of such
SARs), the right to vote such SARs on all matters submitted to the vote of SAR Holders, the right to give any consent or waiver of any provision of the Certificate of Incorporation, By-laws, the Contribution Agreement or this Agreement and the right to enter into any amendment of any provision of the Certificate of Incorporation, By-laws, the Contribution Agreement or this Agreement, and irrevocably waives the right to exercise, by any action of such SAR Holder, any of the foregoing rights.

     (E) THE FOREGOING IS EXPRESSLY INTENDED TO BE AN IRREVOCABLE APPOINTMENT, DURABLE POWER OF ATTORNEY AND IRREVOCABLE PROXY COUPLED WITH AN INTEREST. EACH HAMILTON SAR HOLDER, EACH PRECOURT SAR HOLDER AND EACH OM SAR HOLDER AGREES UPON REQUEST OF HOLDINGS OR SHELL TO EXECUTE ANY DOCUMENT OR AGREEMENT NECESSARY OR DESIRABLE UNDER APPLICABLE LAW TO PERFECT THE VESTING OF ALL OF THE FOREGOING RIGHTS AND POWERS IN MR. FREDERIC C. HAMILTON, MR. JAY A. PRECOURT OR THE RELEVANT MANAGEMENT SAR HOLDER, RESPECTIVELY.

     (F) THE HAMILTON SAR HOLDERS, PRECOURT SAR HOLDERS AND OM SAR HOLDERS HEREBY EXPRESSLY ACKNOWLEDGE THAT THEY ARE IRREVOCABLY WAIVING AND RELINQUISHING VALUABLE RIGHTS IN FAVOR OF EACH OF THE PRINCIPAL SAR HOLDERS AND MANAGEMENT SAR HOLDERS AND THAT SHELL AND SIERRA ACQUISITION ARE ENTERING INTO THIS AGREEMENT IN RELIANCE ON THIS WAIVER AND RELINQUISHMENT.

     (g) A legend to the foregoing effect of this Section 3.14 will be placed on the reverse of all SAR Agreements.

     (h) NO RIGHTS AS STOCKHOLDER. A holder of SARs is not a stockholder of Holdings or any Affiliate thereof and shall not have any rights as such and hereby waives any such right that could be construed as occurring by operation of law.

      SECTION 3.15. LEGENDS. (a) In addition to any other legend that may be required by the Certificate of Incorporation or otherwise, each certificate for the shares of Common Stock and each SAR Agreement shall bear a legend in substantially the following form:

            "THIS SHARE/AGREEMENT IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE MANAGEMENT AGREEMENT DATED AS OF _____________, 1997, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM TRANGO HOLDINGS CORPORATION OR ANY SUCCESSOR THERETO AND IN PARTICULAR THIS SECURITY MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF TRANGO HOLDINGS CORPORATION AND SHELL OIL COMPANY."

     (b) SAR AGREEMENT LEGENDS. Each SAR Agreement shall bear a legend in substantially the following form:

            "THIS SAR IS SUBJECT TO MANDATORY EXERCISE AND CARRY CERTAIN OPTIONAL EXERCISE RIGHTS EXERCISABLE BY THE HOLDER HEREOF, ALL AS SET FORTH IN THE MANAGEMENT AGREEMENT DATED AS OF ___________ AMONG THE COMPANY, SHELL OIL COMPANY AND CERTAIN HOLDERS OF SARS, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST. BY ACQUIRING THE SAR REPRESENTED BY THIS CERTIFICATE THE HOLDER HEREOF AGREES, AND

            SHALL BE DEEMED TO AGREE, TO ALL OF THE TERMS
            AND PROVISIONS SET FORTH THEREIN, INCLUDING THE
            ARBITRATION PROVISIONS THEREOF RELATING TO
            DETERMINATIONS OF EXERCISE PRICES."

      SECTION 3.16. INDEMNIFICATION FOR BREACH OF TRANSFER RESTRICTIONS; TAX INDEMNITY AND TREATMENT. Each SAR Holder agrees to indemnify Holdings and Shell for any damages due to a breach of the transfer restrictions by such SAR Holder and in the case of Mr. Jay A. Precourt any breach by any Precourt SAR Holder, in the case of Mr. Frederic C. Hamilton, any breach by any Hamilton SAR Holder and in the case of any Management SAR Holder all of such person's OM SAR Holders. In connection with the grant of SARs to a Precourt SAR Holder other than Mr. Jay A. Precourt, Holdings and Mr. Jay A. Precourt shall take the position in all filings of tax returns (and permit Shell to control any dispute that arise with respect to such position) that any payment made in respect of such SARs shall continue to be included in the ordinary income of Mr. Jay A. Precourt, and Holdings shall treat such grant and payment as compensation expense.

      SECTION 3.17. NO RESTRICTIONS ON SHELL TRANSFERS OR PURCHASES OF SECURITIES. Neither Shell, Sierra Acquisition nor any of their Affiliates shall be subject to any restriction pursuant to this Agreement on (i) purchases or other acquisitions of securities issued by Holdings (including shares of Common Stock and SARs) whether pursuant to open market purchases, privately negotiated transactions, tender offers or otherwise or (ii) except as set forth in Article 4 and Section 8.05 hereto, the transfer of any such securities.

      SECTION 3.18. SAR EXERCISE RIGHTS. (a) Subject to the provisions of
Section 3.14 hereof which limits the rights of SAR Holders to exercise SAR Exercise Rights, each SAR Holder shall have the right according to the procedures set out below to exercise the payment right of each vested SAR (the "SAR EXERCISE RIGHT") at any time after the first anniversary of the Contribution Closing (the "FIRST EXERCISE DATE") and prior to the Exercise Expiration Date applicable to such SAR Holder, to require Holdings to pay to such SAR Holder an amount in cash equal to the product of (x) the Final Exercise Price with respect to such SAR less the SAR Strike Price of such SAR and (y) the number of units which such SAR represents, in full satisfaction of all rights of the SAR Holder in respect thereof; PROVIDED that (i) each SAR Holder may exercise the SAR Exercise Right of all such SAR Holder's SARs only once, subject to Section 3.20(b) hereof permitting cancellation of certain exercises of SAR Exercise Rights, and must exercise the SAR Exercise Rights of all of its SARs at the same time, (ii) if a proposed exercise of a SAR Exercise Right is canceled pursuant to Section 3.20(b) such exercise shall not be counted as an exercise of the SAR Exercise Right for any purposes hereof, (iii) if a Drag-Along Notice is delivered in accordance with the provisions of Section 4.02, each SAR Holder who has not theretofore exercised (or been deemed to have exercised) his SAR Exercise Right shall be deemed to have delivered a SAR Exercise Notice on the date of delivery of the Drag-Along Notice and, if on or prior to the Decision Date applicable to such deemed delivery, a SAR Holder cancels such exercise of the SAR Exercise Right, such SAR Holder may not exercise its SAR Exercise Right until 120 days after such Decision Date or (iv) after a SAR Holder has delivered a Tag-Along Acceptance Notice in accordance with Section 4.01 hereof, the SAR Holder shall be deemed to have waived his SAR Exercise Right with respect to all SARs covered by the Tag-Along Acceptance Notice, unless such SARs are not purchased in the Tag-Along Sale in accordance with the terms of Section 4.01 within 120 days after the date the Tag-Along Notice is delivered.

     (b) If any SARs of a SAR Holder are subject to a pledge or other security interest and the pledgee commences the exercise of foreclosure with respect to such pledge or other security interest, such SAR Holder's SAR Exercise Right shall, on the date on which such foreclosure is commenced, be deemed to be automatically exercised with respect to all SARs owned by such SAR Holder; PROVIDED that (i) if a Drag-Along Notice is delivered prior to such deemed exercise in accordance with Section 4.02, such automatic exercise shall be deemed to be void and of no force or effect, unless the Drag-Along Sale is not consummated in accordance with Section 4.02, in which case such automatic exercise shall be deemed to have occurred on the date Shell notifies the holder that the Drag-Along Sale will not be consummated and (ii) if a SAR Holder has delivered a Tag-Along Acceptance Notice in accordance with Section 4.01 prior to such deemed exercise, such automatic exercise shall be void and of no force or effect with respect only to the SARs covered by the Tag-Along Acceptance Notice, unless such SARs are not purchased in the Tag-Along Sale in accordance with the terms of Section 4.01, in which case, such automatic exercise shall be deemed to have occurred with respect only to such SARs on the date Shell notifies the holder that the Tag-Along Sale will not be consummated.

     (c) Holdings will notify Shell of each deemed exercise pursuant to Section 3.18(b) within 3 Business Days of Holdings becoming aware of such deemed exercise.

           SECTION 3.19. VOLUNTARY EXERCISE OF SAR EXERCISE RIGHTS BY ADDITIONAL HOLDERS. Commencing with the close of the fourth complete fiscal quarter after the Contribution Closing, within a reasonable period of time after the end of each fiscal quarter of Holdings and when the financial statements for such fiscal quarter are available, Holdings will publish a SAR Payment Price for the four fiscal quarters then ended, calculated by Holdings and approved by Shell, which price will be calculated on the same basis as the Exercise Price. In addition, if due to an exercise or deemed exercise of a SAR Exercise Right of a SAR Holder, a Final Exercise Price is being calculated pursuant to this Agreement, Holdings will publish such Final Exercise Price within 5 (five) business days after the date it is finally determined. At any time within 30 days after a SAR Payment Price is published or a Final Exercise Price is published, each Additional Holder may deliver a notice to Holdings electing to exercise a vested SAR, in whole or in part (but not as to fractional units). Any such notice of exercise shall be irrevocable. On the business day which is 5 (five) business days after the expiration of such 30 day period, Holdings shall pay to the holder of each exercised SAR an amount in cash equal to the product of (i) such SAR Payment Price or Final Exercise Price, as applicable, less the SAR Strike Price of such SAR and (ii) the number of units which such SAR represents which are being exercised, in full satisfaction of all rights of the holder of such SAR in respect of the number of units being exercised. The Additional Holders shall have no right to participate in the determination of a SAR Payment Price or Final Exercise Price, and the determination of a SAR Payment Price or Final Exercise Price pursuant to the provisions of this Agreement shall be final and binding on such Additional Holders. The fact that Shell has approved a specific SAR Payment Price shall not in any way affect Shell's right to object to any subsequent calculation of a SAR Payment Price or the calculation of the Exercise Price or Final Exercise Price pursuant to this Agreement, but no retroactive adjustments will be made following actual payment to any Additional Holder.

      SECTION 3.20. PROCEDURE FOR VOLUNTARY EXERCISE OF SAR EXERCISE RIGHTS BY SAR HOLDERS; CANCELLATION; EXPENSES. (a) Each SAR Holder who wishes to exercise his SAR Exercise Right pursuant to Section 3.18 shall give written notice (the "SAR EXERCISE NOTICE") of his proposed exercise of such right to Holdings and Shell in substantially the form attached hereto. Such notice shall state that the Holder is proposing to exercise his SAR Exercise Right.

     (b) At any time after delivery to each Exercising Holder by the Accounting Referee or, if the Accounting Referee is not determining the Final Exercise Price, Holdings or Shell of a notice setting forth the Final Exercise Price for the SAR Exercise Rights then being exercised pursuant to Section 3.20(a) and prior to 5:00 p.m., Eastern Standard Time on the tenth Business Day after delivery of such notice (if and only if the Final Exercise Price is less than the Company's Calculation or the exercise resulted from the delivery of a Drag-Along Notice), each Exercising Holder who exercised a SAR Exercise Right pursuant to Section 3.20(a) or who was deemed to deliver an exercise notice as a result of the delivery of a Drag-Along Notice may cancel the exercise of such SAR Exercise Rights by delivering written notice to Holdings and Shell to that effect, and upon delivery of such notice, such SAR Exercise Right shall be deemed for all purposes hereof not to have been exercised and such Exercising Holder may again exercise such SAR Exercise Right, subject to, and after compliance with, all of his obligations under Section 3.20(c) hereof, if applicable. If the exercise of such SAR Exercise Right is not so canceled by timely notice, the exercise thereof shall be final and irrevocable. If the Final Exercise Price is not less than the Company's Calculation, the exercise of the SAR Exercise Right may not be canceled, unless the exercise resulted from the delivery of a Drag-Along Notice. The exercise of a

SAR Exercise Right may not be canceled by a Holder after the Exercise Expiration Date applicable to such Holder, unless the exercise resulted from the delivery of a Drag-Along Notice.

     (c) If the Final Exercise Price is greater than or equal to 95% of the Company's Calculation and an Exercising Holder cancels the exercise of its SAR Exercise Right, then, unless the exercise resulted from the delivery of a Drag-Along Notice, the Exercising Holder shall pay to Holdings all of its reasonable costs and expenses incurred in connection with determining the Final Exercise Price and shall pay to Shell all of its reasonable costs and expenses incurred in connection with determining the Final Exercise Price. In such event, the Exercising Holder shall not have the right to exercise its SAR Exercise Right pursuant to Section 3.18(a) for 12 months after delivery of the notice of cancellation.

      SECTION 3.21.  DETERMINATION OF FINAL EXERCISE PRICE.

     (a) "FINAL EXERCISE PRICE" means the Exercise Price as shown in the Company's Calculation delivered pursuant to Section 3.21(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.21(c) or, if such a notice of disagreement is delivered, as agreed by all of the Exercising Holders and Shell pursuant to Section 3.21(d) or, in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 3.21(d); PROVIDED that in no event shall the Final Exercise Price be more than the highest calculation of the Exercise Price delivered pursuant to Section 3.21(c) by any Exercising Holder (or the Company's Calculation if no calculation is delivered by an Exercising Holder) or less than Shell's calculation of the Exercise Price delivered pursuant to Section 3.21(c) (or the Company's Calculation if Shell does not deliver a calculation). The Exercising Holders, all Holders of SARs, all holders of Common Stock, Shell and Holdings agree, and shall be deemed to agree, that the provisions of Sections
3.22 and 3.23 constitute an agreement to arbitrate and that the Final Exercise Price, including all components thereof (as determined pursuant to Sections 3.22 and 3.23), shall be final and binding as an arbitration decision and enforceable as an arbitration decision and judgment upon the decision rendered by the Accounting Referee may be entered by any court having jurisdiction.

     (b) As promptly as practicable, but no later than 45 days, after the later of (i) delivery of a SAR Exercise Notice or the deemed exercise of a SAR Exercise Right pursuant to Section 3.18(b) and (ii) the completion of financial statements for the fiscal quarter ending on the Exercise Price Determination Date, Holdings will cause to be prepared and delivered to each Exercising Holder and Shell, (A) a consolidated balance sheet (the "BALANCE SHEET") as of the Exercise Price Determination Date, together with a consolidated statement of earnings (the "STATEMENT OF EARNINGS") and cash flows (the "CASH FLOW STATEMENT", and collectively, the "FINANCIAL STATEMENTS") for the four fiscal quarter period ending on the Exercise Price Determination Date, together with an unqualified report of Holdings' independent public accountants thereon, (B) a schedule of the adjustments required to adjust such Financial Statements to show the amounts they would have shown had Holdings' accounting principles, policies and procedures been consistent with Shell's audited financial statements for the fiscal year ended December 31, 1996 as adjusted pursuant to the provisions of Exhibit B (the "ADJUSTMENTS"), (C) an adjusted Balance Sheet (the "ADJUSTED BALANCE SHEET"), together with an adjusted Statement of Earnings (the "ADJUSTED STATEMENT OF EARNINGS") and an adjusted Statement of Cash Flows (the "ADJUSTED CASH FLOW STATEMENT", and collectively, the "ADJUSTED FINANCIAL STATEMENTS") each adjusted to take into account the Adjustments, and (D) a certificate of Holdings' chief financial officer, approved by Holdings' audit committee, and attested by Deloitte & Touche LLP based on the Adjusted Financial Statements and underlying accounting records and independent auditors' work papers (access to all of which will be provided to Deloitte & Touche LLP without restrictions), setting forth in reasonable detail the calculation of the Exercise Price and all components thereof (the "COMPANY'S CALCULATION") (all such documents together, the "CALCULATION DOCUMENTS"); PROVIDED that delivery of the Company's Calculation shall be delayed to the extent required to allow the Environmental Referee and arbitrator to determine the components of the calculation of Exercise Price they are reviewing, if called upon to do so. The Adjusted Financial Statements shall (i) fairly present the consolidated financial position, results of operations and cash flows of Holdings and its Subsidiaries as of the close of business on the Exercise Price Determination Date and for the four fiscal quarter period then ended, in accordance with generally accepted accounting principles, policies and procedures consistent with Shell's audited financial statements for the fiscal year ended December 31, 1996, subject to the adjustments set forth on Exhibit B hereto, without giving effect to any changes in generally accepted accounting principles after December 31, 1996, consistently applied ("GAAP"), (ii) be prepared as year end financial statements and reflect any appropriate year end audit adjustments and (iii) be adjusted as set forth in the schedule of Adjustments.

     (c) Any or all of the Exercising Holders or Shell may conduct a review or audit of the Adjusted Financial Statements and calculation of the Exercise Price, the related work papers and other Calculation Documents at its own expense; PROVIDED that such review or audit must be completed within 45 days after the later of (i) delivery of the Calculation Documents or (ii) access to such work papers. If any of them disagree with the Company's Calculation, they each may, within 45 days after delivery of the Calculation Documents (or 45 days after delivery of such work papers, if later), deliver a written notice to Holdings, Shell and the Exercising Holders, as applicable, setting forth their calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Person delivering it disagrees, and such Person shall be deemed to have agreed with all other items and amounts contained in the Adjusted Financial Statements and the Company's Calculation of the Exercise Price delivered pursuant to Section 3.21(b) to which such Person does not so timely object.

     (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.21(c), the Exercising Holders and Shell shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Exercise Price. If, during such period, the Exercising Holders and Shell are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young, LLP, or if such accountants refuse to serve, a nationally recognized accounting firm (which shall not be either Holdings', Shell's or any Exercising Holder's auditors) appointed by Shell with the consent (not to be unreasonably withheld) of the Exercising Holders (the "ACCOUNTING REFEREE"), promptly to review the provisions hereof and the disputed items or amounts for the purpose of calculating the Exercise Price. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Calculation Documents as to which Shell or an Exercising Holder has disagreed. The Accounting Referee shall deliver to each Exercising Holder and Shell, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Holdings, the Exercising Holders, all holders of Common Stock and SARs and Shell. The cost of such review and report shall be borne by the Exercising Holder who calculated the greatest Exercise Price if (i) the difference between the Final Exercise Price and such Exercising Holder's calculation of the Exercise Price delivered pursuant to Section 3.21(c) is greater than (ii) the difference between Final Exercise Price and Shell's calculation of the Exercise Price delivered pursuant to Section 3.21(c) (or the Company's Calculation if Shell does not deliver a calculation); by Shell if the difference calculated under clause (i) is less than the difference calculated under clause (ii); and equally by the Exercising Holders as a group and Shell if such differences are equal.

     (e) If within 30 days after the date Shell receives a SAR Exercise Notice or written notice of the automatic or deemed exercise of any SAR Exercise Right, Shell provides a written notice to Holdings of the existence of any Qualified Claim for any Company Pre-Closing Environmental Conditions that have not been fully remediated or otherwise resolved or the liability for which has not been fully resolved, then Shell and the Exercising Holders shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Exercise Price. If during such period, such Persons are unable to reach such agreement, then Shell and the Exercising Holders agree to immediately retain jointly Entrix (provided the parties have had no unsatisfactory dealings therewith) or if so, or if such consultants refuse to serve, a third party environmental consultant of recognized standing with significant experience in the natural gas sector, reasonably acceptable to the Exercising Holders and Shell (the "ENVIRONMENTAL REFEREE"). The Environmental Referee shall, as promptly as possible, review the submissions of Shell and Holdings and each Exercising Holder, if any, with respect to such Company Pre-Closing Environmental Condition, and, if necessary, perform environmental testing at the sites of Company Pre-Closing Environmental Conditions and determine (i) whether each such condition is a Company Pre-Closing Environmental Condition (or is probable to be such), (ii) the estimated amount of Losses (as defined in the Contribution Agreement) which are probable to be incurred after the Exercise Price Determination Date in respect of such Company Pre-Closing Environmental Condition ("FUTURE ENVIRONMENTAL LOSSES") and (iii) the extent to which such Losses should have been or are probable to be incurred on a recurring basis. The Environmental Referee's determinations shall be final and binding on the Exercising Holders, all other holders of Common Stock and SARs, Holdings and Shell as an arbitration decision as provided in Section 3.21(a).

     (f) If within 30 days after the date Shell receives a SAR Exercise Notice or written notice of the automatic exercise or deemed exercise of any SAR Exercise Right, Shell provides a written notice to Holdings of the existence of any Qualified Claim (including claims for Future Environmental Losses) that has not been fully resolved or the liability for which has not been fully resolved, then Shell and the Exercising Holders shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Exercise Price. If during such period, such Persons are unable to reach such agreement, then such claim shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the decision rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Harris County, Texas. There shall be one arbitrator. The arbitrator shall determine the claims of the parties and render a final award in accordance with the substantive law of the State of Delaware, excluding the conflicts provisions of such law. The costs of the arbitrator shall be borne by Holdings and each party to the arbitration shall bear its own costs incurred, unless the arbitrator orders otherwise. The arbitrator shall set forth the reasons for the award in writing. The arbitrator shall, as promptly as possible, review the Contribution Agreement, this Agreement, the submissions of Shell and Holdings and each Exercising Holder, if any, with respect to such claim, and determine (i) whether Shell is (or is probable to be) entitled to indemnity under Section 4.03(a) or
(b) of the Contribution Agreement, (ii) the amount of Losses incurred prior to the Exercise Price Determination Date and the amount of Losses estimated to be incurred after the Exercise Price Determination Date, in each case, in respect of such controversy or claim which will be applied to reduce the

Exercise Price as contemplated by Section 4.03(d) of the Contribution Agreement and (iii) if applicable, the Exercise-Year Environmental Expense in respect of such controversy or claim; PROVIDED however that in rendering its decision the arbitrator shall accept and rely on all findings of the Environmental Referee with respect to Future Environmental Losses (including findings as to the existence, amount and recurring nature thereof). The "EXERCISE-YEAR ENVIRONMENTAL EXPENSE" shall be the amount of Future Environmental Losses which should have been recognized as a recurring expense during the four fiscal quarters used to determine the Final Exercise Price, such amount to be based on the extent to which such Future Environmental Losses, in the opinion of the Environmental Referee, should have been (but were not) incurred on a recurring basis (assuming that Holdings was aware of the Company Pre-Closing Environmental Condition at the beginning of such period) during such period (offset by any costs or expenses actually incurred for such losses by Holdings during such period). The arbitrator's determinations shall be final and binding on the Exercising Holders, all other holders of Common Stock and SARs, Holdings and Shell as an arbitration decision as provided in Section 3.21(a).

     (g) Holdings, the Exercising Holders and Shell agree that they will, and that Holdings shall cause its Subsidiaries to, and agree to cause their respective independent accountants and employees to, cooperate and assist in the preparation of the Financial Statements and other Calculation Documents, and the calculation of the Final Exercise Price and in the conduct of the financial, environmental and other audits, reviews and arbitrations referred to in this
Section 3.21, including without limitation, the making available to the extent necessary of books, records, underlying accounting records, work papers, environmental studies or reports and personnel and the access to properties for environmental reviews.

      SECTION 3.22.  CALCULATION OF EXERCISE PRICE.

     (a) "EXERCISE PRICE" means, for any particular exercise of a SAR Exercise Right, the result obtained by dividing (i) Enterprise Value calculated for Holdings' four most recent fiscal quarters ending on the Exercise Price Determination Date by (y) the sum of (a) the number of shares of Fully Diluted Common Stock calculated as of the Exercise Price Determination Date and (b) to the extent greater than zero, the number of SARs exercised and paid by Holdings prior to such Exercise Price Determination Date minus the number of additional shares of Common Stock purchased from Holdings by Shell or its Affiliates in connection with such payments by Holdings; and (ii) subtracting from such result the Enterprise Indemnity Deduction divided by (x) the number of SARs then outstanding plus (y) the number of SARs exercised and paid by Holdings prior to such Exercise Price Determination Date.

     (b) "EXERCISE PRICE DETERMINATION DATE" means, with respect to any particular exercise or deemed or automatic exercise of a SAR Exercise Right, the last day of Holdings' fiscal quarter most recently ended prior to (x) the date of delivery or deemed delivery of the SAR Exercise Notice, in the case of a voluntary exercise or in the case of an exercise resulting from delivery of a Drag-Along Notice, or (y) the date of a deemed or automatic exercise of the SAR Exercise Right, in the case of a deemed or automatic exercise.

     (c) "FULLY DILUTED COMMON STOCK" means (x) the number of outstanding shares of Common Stock plus (y) the number of additional shares of Common Stock which would be outstanding if (a) all outstanding options, warrants, rights and other securities exercisable for shares of Common Stock were then exercised (whether or not then exercisable) ("RIGHTS"), (b) all outstanding securities which are convertible into or exchangeable for shares of Common Stock were then converted or exchanged (whether or not then convertible or exchangeable) ("CONVERTIBLE SECURITIES") and (c) the units represented by all SARs were outstanding as shares of Common Stock. If after the Control Date and prior to the date both Principal SAR Holders have irrevocably exercised, or been deemed to exercise, their SAR Exercise Rights, Holdings issues Equity Securities in a transaction, or in connection with a transaction (other than in connection with the purchase of Common Stock to fund the payment of SARs) which results in the Debt to Total Capitalization Ratio (as defined in Exhibit A-2), decreasing below what it was immediately prior to such transaction (the "TARGET RATIO"), after giving effect thereto, the Equity Securities so issued in such transaction shall not be included in calculating Fully Diluted Common Stock, until the Debt to Total Capitalization Ratio again exceeds the Target Ratio.

     (d) "ENTERPRISE VALUE" means, for any particular exercise of a SAR Exercise Right, the result obtained by (x) multiplying Normalized EBITDA calculated for Holdings' four most recent fiscal quarters ending on the Exercise Price Determination Date by 10 (ten) and (y) subtracting from such product, the sum of
(a) Net Debt as of the Exercise Price Determination Date plus (b) any cash distributed to Holdings or any of its Consolidated Subsidiaries after the Contribution Closing by an unconsolidated Person in an amount in excess of the sum of Holdings' investment in such unconsolidated Person and Holdings' interest in the accumulated earnings of such unconsolidated Person.

     (e) "NORMALIZED EBITDA" means the result obtained by taking (x) the sum of
(a) consolidated net earnings of Holdings and its Subsidiaries before (i) income taxes, (ii) interest income, (iii) interest expense, (iv) depreciation and amortization, in each case, as set forth opposite such line item on the Adjusted Statement of Earnings, as adjusted by the Accounting Referee, if applicable, (v) the amount of compensation expense recognized with respect to SARs, (vi) Non-Recurring Items and (vii) Holdings' share of Non-Recurring Items included in Holdings' equity interest in earnings or loss of each unconsolidated Person (to the extent included in computing each unconsolidated Person's net earnings or loss); and (b) Holdings' share of depreciation and amortization and income taxes included in Holdings' equity interest in earnings or loss of each unconsolidated Person, other than Coral (to the extent deducted in computing each unconsolidated Person's net earnings or loss) and (y) subtracting therefrom the Exercise-Year Environmental Expense.

     (f) "NET DEBT" means, as of any date, the result obtained by subtracting
(x) the sum of (i) Cash and Cash Equivalents, (ii) Deemed Stock Sale Proceeds, in each case as of such date, and (iii) the amount of Indebtedness incurred prior to the Exercise Price Determination Date to fund the payment of SARs (less the amount of such Indebtedness which is repaid out of the proceeds of the sale of shares of Common Stock) and $318.4 million from (y) Indebtedness as of such date.

     (g) "ENTERPRISE INDEMNITY DEDUCTION" means the Indemnity Deduction less the Exercise-Year Environmental Expense.

     (h) "INDEMNITY DEDUCTION" means 4.72% of the amount (or an estimate of the amount) to which Shell has been determined to be (or determined to be probable to be) entitled to be indemnified for in respect of Qualified Claims as determined pursuant to Section 3.21(e) and (f). The Exercising Holders, all other holders of Common Stock and SARs, Shell and Holdings agree that the Environmental Referee and the arbitrator under Section 3.21(f) may determine that the Indemnity Deduction includes amounts for Losses which are probable but have not actually been incurred prior to the Exercise Price Determination Date and that would not be required to be reflected on Holdings' financial statements because such Losses are not estimable in accordance with generally accepted accounting principles consistently applied.

     (i) "CASH AND CASH EQUIVALENTS" means the amount set forth opposite the line item "Cash and Cash Equivalents" on the Adjusted Balance Sheet, as adjusted by the Accounting Referee, if applicable.

     (j) "DEEMED STOCK SALE PROCEEDS" means, as of any date, the sum of (x) the amount of cash which Holdings would receive if all Rights were exercised, (y) the purchase price paid to Holdings or any of its wholly-owned subsidiaries for the purchase of any Convertible Security which evidences Indebtedness (other than preferred stock) and (z) the aggregate amount of the SAR Strike Price of all SARs; in the case of (x), (y) and (z), outstanding as of such date.

     (k) "NON-RECURRING ITEMS" means, with respect to any Person, items affecting net earnings of such Person which are unusual and generally non-recurring in nature, including, but not limited to (i) legal and tax reserves, settlements, costs and awards, (ii) uninsured property and casualty losses, insurance reserves and deductibles, (iii) penalties and fines, (iv) inventory valuation gains or losses, (v) gains or losses on sales of assets (other than sales of inventory in the ordinary course of business) and (vi) extraordinary items under generally accepted accounting principles, consistently applied.

     (l) "INDEBTEDNESS" means debt of Holdings or its consolidated subsidiaries, including, without duplication and on a consolidated basis, if applicable, (i) all payment obligations for borrowed money or for the deferred purchase price of property or services, (ii) all payment obligations evidenced by The Revolver and any other note, bond, debenture or similar instrument (excluding solely for purposes of calculating Enterprise Value, Convertible Securities), (iii) the principal component of all capitalized lease obligations, (iv) all unreimbursed amounts drawn under all letters of credit or standby letters of credit supporting financial obligations otherwise constituting Indebtedness of Holdings or its consolidated subsidiaries, (v) all payment obligations of any other Person (other than Shell and its Affiliates) in respect of indebtedness for borrowed money secured by any lien on any property owned by Holdings or its consolidated subsidiaries, whether or not such obligation has been assumed, (vi) the amount of all obligations guaranteeing repayment of indebtedness for borrowed money of any Person (other than Shell and its Affiliates), including by way of a keepwell or similar agreement, (vii) the obligation to pay the redemption price of redeemable preferred stock, whether subject to mandatory redemption or to redemption at the option of Holdings or the holder thereof, issued by Holdings or its consolidated subsidiaries, (viii) all property purchase obligations, (ix) all obligations in respect of prepaid forward sales agreements, (x) all obligations for production payments from property operated by or on behalf of Holdings or its consolidated subsidiaries and other similar arrangements with respect to hydrocarbons and carbon dioxide to the extent shown as a liability on Holdings' balance sheet (but excluding royalty payments and similar payment obligations to governmental entities), (xi) the aggregate amount of all accounts receivable sold from time to time net of all collections received on, and all write-offs in accordance with generally accepted accounting principles, consistently applied, of such accounts receivable, (xii) the net marked-to-market liability under all derivative or swap transactions, including commodity, interest rate or currency swaps, caps or collars to the extent that such transactions are not consistent with Holdings' Risk Management Policy and
(xiii) the amount of obligations in connection with any sale and leaseback transaction which would be shown as a liability on the balance sheet if such liability were accounted for as a capitalized lease.

      SECTION 3.23. PROCEDURE FOR PAYMENT. On the date (the "PURCHASE DATE") which is 5 Business Days after the latter of the determination of the Final Exercise Price or, if applicable, the expiration of the period during which an Exercising Holder may cancel the exercise of a SAR Exercise Right (the "DECISION DATE"), each SAR Holder of a SAR with respect to which Exercise Rights have been exercised or deemed exercised (the "PURCHASED SARS") and which has been validly delivered to Holdings or its agent shall be paid by

Holdings or its agent an amount of cash equal to the product of (i) the Final Exercise Price with respect to such SAR less the SAR Strike Price of such SAR and (ii) the number of units which such SAR represents, in full satisfaction of all rights of the SAR Holder in respect thereof. On and after the Purchase Date (unless default shall be made by Holdings in paying or providing money for the payment of the amount due), notwithstanding that any instrument evidencing a Purchased SAR is not surrendered for cancellation, the SAR represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as a holder of a SAR shall cease and terminate, except the right to receive the amount due upon exercise thereof as provided above.

      SECTION 3.24. HOLDERS OF RECORD. Holdings shall be entitled to treat the person in whose name any SAR is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such SAR on the part of any other person, whether or not Holdings shall have notice thereof, except as provided by applicable law.

      SECTION 3.25. EMPLOYEES AT WILL. This Agreement or the grant of a SAR shall not be construed to create a contract of employment. Without limiting or modifying in any way the rights and obligations of any party that may be a consequence of such termination under this Agreement, the parties hereto agree that nothing in this Agreement shall limit or restrict Holdings or its Affiliates from terminating the employment of a signatory hereto or a Holder of a SAR at any time for any reason with or without cause or notice, nor shall it prevent or restrict a signatory hereto or a Holder of a SAR from terminating his or her employment with Holdings or its Affiliates, at any time, with or without cause or notice.

                                    ARTICLE 4
          TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS AND ANTI-DILUTIVE RIGHTS

      SECTION 4.01. RIGHT TO PARTICIPATE IN TRANSFER. Neither Shell nor Sierra Acquisition nor any Affiliate (excluding Holdings and its Subsidiaries) of either shall transfer to a Person that is not an Affiliate of Shell or Sierra Acquisition (a "THIRD PARTY") a number of shares of Common Stock equal to or exceeding 50% of the Fully Diluted Common Stock in a single transaction or in a series of related transactions (a "TAG-ALONG SALE"), unless Shell has exercised the drag along option pursuant to Section 4.02 or unless such Third Party shall have offered ("TAG-ALONG OFFER") to each Holder of SARs, (a "TAGGING PERSON") to acquire concurrently with the acquisition of Shell's, Sierra Acquisition's or such Affiliate's Common Stock, on the same terms and conditions (less the SAR Strike Price applicable thereto) of the proposed transfer, a number of units of SARs held by such Tagging Person equal to the total number of units of all of such Tagging

Person's SARs multiplied by a fraction, the numerator of which is the number of shares of Common Stock proposed to be sold by Shell, Sierra Acquisition or such Affiliate pursuant to this Section 4.01 and the denominator of which is the aggregate number of shares of Common Stock held by Shell, Sierra Acquisition, and such Affiliates (the "PRO RATA PORTION"). In the event of such a proposed transfer, the Third Party shall provide each Tagging Person with a written notice of the terms and conditions of the proposed transfer ("TAG-ALONG NOTICE"). The Tag-Along Notice shall identify the Tagging Person's Pro Rata Portion of each such security subject to the Tag-Along Offer, the proposed consideration and all other material terms and conditions of the Tag-Along Offer. Each Tagging Person shall have the right (a "TAG-ALONG RIGHT"), exercisable by written notice given to the Third Party within 20 business days after receipt of the Tag-Along Notice to the address set forth in the Tag-Along Notice (a "TAG-ALONG ACCEPTANCE NOTICE"), to request the Third Party to include in the proposed transfer all or any portion of the Pro Rata Portion of such Tagging Person; PROVIDED that if any Tagging Person does not exercise its Tag-Along Right or exercises its Tag-Along Right only as to a part of its Pro Rata Portion, Shell, Sierra Acquisition or such Affiliate shall have the right to sell in the Tag-Along Sale an additional amount of Common Stock to the Third Party up to the number of units of SARs which could have been sold by such Persons pursuant to the Tag-Along Right without again complying with this
Section 4.01.

      SECTION 4.02. RIGHT TO COMPEL PARTICIPATION IN CERTAIN TRANSFERS. (a) If, after the Control Date, Shell, Sierra Acquisition and all of their Affiliates propose to transfer 100% of their aggregate ownership of Common Stock to a Third Party (a "DRAG-ALONG SALE"), Shell may at its option require each Holder of a SAR (each a "DRAG-ALONG SELLER") to sell all, but not less than all, of the units of SARs then held by such SAR Holder for the same consideration per unit (less the SAR Strike Price applicable thereto) and otherwise on the same terms and conditions as Shell, Sierra Acquisition and their Affiliates; PROVIDED that each SAR Holder shall have the right to exercise his SAR Exercise Right in such circumstances prior to such compelled sale as provided in Section 3.18(b) hereof. Shell shall notify ("DRAG-ALONG NOTICE") Holdings and each Holder of a SAR in writing of the exercise of its right to cause a Drag-Along Sale, the consideration per share and the other terms and conditions of such sale, at least 20 business days prior to such Drag-Along Sale. In the event that the Drag-Along Sale closes and a Drag-Along Seller fails to deliver its SARs to the Third Party, Holdings shall cause the books and records of Holdings to show that such SARs are bound by the provisions of this Section 4.02 and that such SARs shall be transferred to the Third Party in the Drag-Along Sale immediately upon surrender thereof for transfer by the Drag-Along Seller and, unless previously exercised pursuant to Section 3.18(b), such SARs shall cease to be exercisable. For purposes of this Section 4.02, clause (i) of the proviso to the definition of Affiliate shall not apply.

     (b) Promptly after the consummation of the transfer of SARs pursuant to this Section, Shell shall give notice thereof to the Drag-Along Sellers, shall remit to each of the Drag-Along Sellers who have surrendered their certificates the total consideration for the SARs transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Drag-Along Sellers.

     (c) In any Drag-Along Sale, no representations, warranties or indemnities will be required of a Drag-Along Seller, other than with respect to such Drag-Along Seller's title to the SARs and authority, power, and right to enter into and consummate the sale without contravention of any law or agreement.

      SECTION 4.03. ANTI-DILUTIVE RIGHTS. (a) Except as provided in Section 4.03(c) below or Section 5.01, Holdings shall not issue, sell or transfer any Common Equity Securities to any Person unless (i) each of Shell and Sierra Acquisition is offered in writing the right to purchase, at the same price and on the same terms proposed to be issued and sold, an amount of such Common Equity Securities and (ii) each SAR Holder is offered in writing the right to enter into a contractual arrangement with Holdings which will provide to such Holder the same economic benefit such Holder would have received had he purchased such Common Equity Securities, for the same price such Holder would have paid had such Holder purchased an amount of Common Equity Securities (such shares and contract rights collectively, the "MAINTENANCE INTERESTS"), as is equal to the total amount of Common Equity Securities to be offered multiplied by a fraction, the numerator of which is the number of shares of Fully Diluted Common Stock owned by each such Person immediately prior to such sale and the denominator of which is the total number of shares of Fully Diluted Common Stock outstanding immediately prior to such sale. Such holders shall have the right, during the period specified in Section 4.03(b), to accept the offer for any or all of the Maintenance Interests. If a Person does not purchase all of the Maintenance Interests which it has the right to purchase pursuant to this
Section 4.03, Shell, Sierra Acquisition and their Affiliates shall have the right to purchase such Maintenance Interests.

     (b) If such holder does not deliver to Holdings written notice of acceptance of any offer made pursuant to Section 4.03(a) within 20 Business Days after such holder's receipt of such offer, such holder shall be deemed to have waived its right to purchase all or any part of its Maintenance Interests as set forth in such offer, but such holder shall retain its rights under this Article 4 with respect to future offers.

     (c) The anti-dilution rights set forth above shall not apply to (i) the grant or exercise of options to purchase Common Stock or the issuance of shares of Common Stock to employees of Holdings or any of its Subsidiaries or otherwise pursuant to a plan adopted by the Board with the consent of Shell (ii) the issuance of shares of Common Stock issuable upon exercise of any option, warrant, Convertible Security or other rights to purchase or subscribe for Common Stock or (iii) securities issued pursuant to any stock split, stock dividend or other similar stock recapitalization, PROVIDED that the action referred to in clauses
(i), (ii) or (iii) of this Section 4.03(c) as the case may be, shall have been approved (to the extent required) in accordance with the provisions of this Agreement and the Certificate of Incorporation.

     (d) A closing for the purchase of Maintenance Interests pursuant to this Section shall occur on the later of (i) the date on which such public or private issuance occurs and (ii) such date as may be agreed to by such holder and Holdings, at a time and place specified by such holder in a notice provided to Holdings at least ten (10) days prior to such specified closing date. In connection with such closing, Holdings and such holder shall provide such customary closing certificates and opinions as such holder or Holdings, as appropriate, shall reasonably request.

                                    ARTICLE 5
                          COMMON STOCK PURCHASE RIGHTS

      SECTION 5.01. SALE OF COMMON STOCK TO SHELL. Whenever Purchased SARs are paid by Holdings, Shell, Sierra Acquisition or any of their Affiliates, shall thereafter have the right exercisable from time to time on two (2) business days notice, for a period of 90 business days following such purchase, to purchase up to a number of shares of Common Stock equal to the number of Purchased SARs at a price equal to the aggregate SAR Strike Price of such Purchased SARs plus the aggregate amount paid to the Holders of such Purchased SARs in respect of the exercise of such Purchased SARs. Each of Shell, Sierra Acquisition, each SAR Holder and Holdings agree to take, or cause to be taken, any or all action necessary to issue such Common Stock.

                                    ARTICLE 6
                          SCOPE OF BUSINESS PROVISIONS

      SECTION 6.01. SCOPE OF BUSINESS. The parties hereto hereby agree to the provisions set forth in Exhibit C hereto - Scope of Business.

      SECTION 6.02. RIGHT OF FIRST OFFER/LAST LOOK. (a) If Holdings or any of its Subsidiaries (each, for purposes of this Section, a "SELLING PARTY") proposes a sale, transfer, exchange, lease, mortgage, pledge or other disposition by merger or consolidation, sale of securities, sale of assets or otherwise of any property, asset or group of assets ("OFFERED INTEREST") (in one transaction or a series of related transactions) where the fair market value of the consideration to be received by the Selling Party exceeds or is reasonably likely to exceed $10,000,000 and which does not require Shell's consent to consummate, such Selling Party shall first give Shell an opportunity to acquire such Offered Interest as follows:

     (i) The Selling Party shall offer in writing (the "OFFER") to sell all of the Offered Interest to Shell, which Offer shall include a copy of all material agreements pursuant to which the sale of the Offered Interest would occur, including the proposed price. Shell shall have a period of 30 days to respond to such Offer, and within such time may make a written acceptance (the "RESPONSE") to the Selling Party to purchase the Offered Interest upon the price, terms, and conditions of the Offer.

    (ii) If Shell delivers a Response within the 30-day period, the Selling Party and Shell shall close the sale within 90 days of the Response or as soon thereafter as practicable.

   (iii) If Shell fails to deliver a Response within the required period or rejects the Offer, then, after compliance with paragraph (b) below, the Selling Party may, but is not obligated to sell the subject Offered Interest, upon the terms and conditions of paragraph (b) below. If the Selling Party does not make such a sale, it shall retain the Offered Interest, subject to compliance with the Section for any subsequent proposed transfer.

     (b) The parties hereto expressly acknowledge and agree that, except for transfers expressly permitted under Section 6.02(a) (it being understood that such transfers do not require compliance with this Section 6.02(b)), no Selling Party may transfer any Offered Interest without compliance with the following provisions:

     (i) If Shell fails to deliver a Response within the required period or rejects the Offer, the Selling Party may accept or solicit an Offer (as defined above) from one or more Persons to buy the Offered Interest for cash at the closing pursuant to a written Offer, the acceptance of which by such Person would create a binding and enforceable agreement of sale of the Offered Interest, but only after compliance with Section 6.02(b)(ii) through (vi) hereof.

    (ii) Prior to accepting any Offer pursuant to Section 6.02(b)(i), the Selling Party shall give written notice to Shell of all the terms, provisions, and, conditions (including, without limitation, whether an election under Section 338(h)(10) of the Code is being made) with respect to such Offer, including a copy thereof, and the Selling Party shall offer to sell to Shell the Offered Interest which is subject to such Offer on the same terms, price, provisions, and conditions as are set forth in the Offer, except that the purchase price may be increased as provided in 6.02(b)(vi).

   (iii) Shell shall have a period of 30 days from the date of its receipt of such written notice from the Selling Party to accept such offer on the same terms, price, provisions, and conditions stated in such written notice insofar as they may be applicable to Shell (subject to any increase in the purchase price required by Section 6.02(b)(vi)), which acceptance must be in writing and be received by the Selling Party prior to the expiration of such 30-day period. Any purported acceptance made orally shall be ineffective, and any purported acceptance which varies the terms of such offer shall be deemed a rejection thereof for all purposes. If Shell accepts such offer in accordance with the foregoing provisions, Shell shall be bound to purchase the Offered Interest in accordance with such offer and the Selling Party shall be bound to sell the Offered Interest on the terms, price, provisions, and conditions set forth in the Selling Party's written notice (including any increase in the purchase price required by Section 6.02(b)(vi)). The closing of the purchase by Shell shall be held at the time and place specified in the written notice from the Selling Party, or such later date as is mutually agreed to by Shell and the Selling Party, but in no event shall closing take place earlier than sixty (60) days from the date of receipt by Shell of the written notice from the Selling Party.

    (iv) If Shell delivers written notice of rejection to the Selling Party, or if Shell fails to accept the Offer in the manner required by Section 6.02(b)(iii) hereof, the Offer made by the Selling Party shall be deemed to have been rejected by Shell, the Selling Party shall be free to sell, transfer, assign, or convey such Offered Interest to a third party on the terms, provisions and conditions set forth in the written notice to Shell or other terms and conditions not less favorable to the Selling Party.

     (v) In the event that such transaction is not consummated as provided in
      Section 6.02(b)(iv) hereof on or before sixty (60) days after the closing date specified in the notice from the Selling Party to Shell, or, in the event any terms and provisions of such transaction are changed following a rejection by the Selling Party in a manner which renders such terms less favorable to the Selling Party, no transfer of such Offered Interest may be made unless the provisions of this Section 6.02 are again complied with.

    (vi) The purchase price payable by Shell under Section 6.02(b) shall be increased by 10% if (and only if) the third party Offer under Section 6.02(b)(i) exceeds the price at which the Selling Party offered to sell the Offered Interest to Shell under Section 6.02(a). No 10% premium shall be due in the event of an unsolicited offer from a third party to the Selling Party.

     (c) Shell may at its option, in lieu of paying any amount payable by it pursuant to this Section 6.02 in cash, discharge its obligation to pay such amount by distributing such Offered Interest to reduce its equity in Holdings provided appropriate adjustment is made to The Revolver to put Holdings in the same debt capacity position it would have been in had the cash been paid.

      SECTION 6.03. NONCOMPETITION OF PRINCIPAL SAR HOLDERS. (a) Each of Mr. Frederic C. Hamilton and Mr. Jay A. Precourt agrees that from and after the Contribution Closing until the first anniversary of the Control Date, neither he nor any of his Affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the business of Holdings as it exists at any time up to the Control Date within the United States and Mexico; PROVIDED that each of them may make passive investments of less than 10% of the equity securities in publicly traded companies and PROVIDED further that this Section 6.03 shall not require divestiture of any investment held on the date of this Agreement or any investment which predates the date on which Holdings began to engage in a business which prior to such acquisition was outside of the Scope of Business set forth in Section 1(b) of Exhibit C hereto so long as any action taken with respect to such investment does not violate such person's fiduciary duties as an officer or director of Holdings.

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or are in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each of Mr. Frederic C. Hamilton and Mr. Jay A. Precourt acknowledges that Shell would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Shell for any such breach. Each of Mr. Frederic C. Hamilton and Mr. Jay A. Precourt agrees that Shell shall be entitled to injunctive relief requiring specific performance by Mr. Frederic C. Hamilton or Mr. Jay A.

Precourt, as the case may be, of this Section, and each of Hamilton and Precourt consents to the entry thereof.

                                    ARTICLE 7
      FURNISHING OF INFORMATION; CONFIDENTIALITY; ACCOUNTS; DEBT FINANCING
                                  AND INSURANCE

      SECTION 7.01. ACCESS TO INFORMATION. (a) Holdings will at all times (i) give, and will cause each Subsidiary to give, Shell, its counsel, financial advisors, auditors, environmental consultants and other authorized representatives, full access, upon reasonable notice and subject to restrictions necessary to maintain attorney client privilege, to the offices, properties, customers, books and records (including accountants' work papers) of Holdings and its Subsidiaries, and (ii) furnish, and will cause each Subsidiary to furnish, to Shell, and its counsel, financial advisors, auditors, environmental consultants and other authorized representatives, such financial and operating data and other information (including information on financial statement, natural resource or any other reserves) relating to Holdings or any Subsidiary as such Persons may reasonably request and (iii) instruct the senior management, counsel, auditors, financial advisors and other Authorized representatives of Holdings or any Subsidiary to cooperate with Shell in any investigation of Holdings or any Subsidiary it desires to make.

     (b) Nothing in this Section 7.01 shall limit the rights of the parties hereto under Delaware Law and the Certificate of Incorporation.

     (c) Holdings and Affiliates of Shell engaged in E&P activities in the Gulf of Mexico shall enter into information disclosure arrangements and corresponding confidentiality arrangements as necessary to enable Holdings to prepare its Strategic Plan and Annual Operating Plans.

      SECTION 7.02.  FURNISHING OF INFORMATION.

     (a) From and after the Contribution Closing, Holdings shall furnish to Shell and each of the Principal SAR Holders and Management SAR Holders:

     (i) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income and changes in financial position, showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Holdings' independent public accountants and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings on a consolidated basis in accordance with generally accepted accounting principles, consistently applied; and

    (ii) within 60 days after the end of each fiscal quarter of each fiscal year, its consolidated balance sheet and related statements of income and changes in financial position, showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of the senior financial officers as fairly presenting the financial condition and results of operations of Holdings on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, subject to normal year-end audit adjustments.

     (b) Holdings shall promptly notify Shell of (a) any material notice or other material communication from any governmental or regulatory agency or authority received by Holdings or its Subsidiaries; (b) any notice received by Holdings or its Subsidiaries of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Holdings or its Subsidiaries where the amount involved exceeds $1,000,000 or as may be required to permit Shell to compile information for SEC reporting purposes; or (c) any liability or potential liability which is reasonably likely to occur of which Holdings becomes aware in respect of which Shell may be entitled to indemnification pursuant to the Contribution Agreement (excluding Assumed Liabilities (as defined in the Contribution Agreement)).

      SECTION 7.03. ACCOUNTANTS. Holdings agrees to retain as its independent public accountants and auditors the accounting firm retained by Shell for such purposes, and to employ accounting principles, policies and procedures as employed by Shell from time to time.

      SECTION 7.04. DEBT FINANCING. Holdings and Shell agree to enter into The Revolver (as defined in Exhibit D hereto) and to comply with all the other provisions of Exhibit D hereto.

      SECTION 7.05. INSURANCE. From and after the Contribution Closing, Holdings and its Subsidiaries shall be included in the insurance programs of Shell and its Subsidiaries (including any third party insurance that Shell may obtain which applies to the Contributed Businesses), will have access to insurance carried by Shell and its Subsidiaries to insure losses covered under the Shell programs, and shall bear and pay an allocable portion of the cost of participation in such programs. However, the parties will agree to an appropriate adjustment of such allocable cost to Holdings of participating in such insurance programs if such cost is materially different from the cost of maintaining comparable insurance with a third-party insurer of comparable quality (based on a mutually agreeable validation process). If requested by Holdings, Shell will arrange for one or more of its Affiliates or third parties to provide insurance coverage to the Contributed Businesses for all deductibles and insurance retentions in excess of the per occurrence level which would otherwise apply under the insurance coverage available to the Contributed Businesses as of the date of the Contribution Agreement (the "DEDUCTIBLES BUY-DOWN") (to such retention level in excess of $5 million per occurrence as may be requested by Holdings) for the period after the Contribution Closing, and Holdings will pay Shell the cost of obtaining such Deductibles Buy-Down.

      SECTION 7.06. RISK MANAGEMENT. At the Contribution Closing, Holdings will adopt and comply with Tejas' Risk Management Policy, but a revised Risk Management Policy appropriate for Holdings will be designed in consultation with Shell and presented to the Board for approval within 6 months of the Contribution Closing. Until such policy is adopted, Holdings will continue to propose such policy at each meeting of the Board.

      SECTION 7.07. AUTHORITY. At the Contribution Closing, Holdings will adopt and comply with Tejas' Delegation of Authority Policy with respect to entering into contracts. At the first meeting of the Board after the Contribution Closing, Holdings will propose a revised policy for the delegation of authority to management for entering into contracts. Until such policy is adopted, Holdings will continue to propose such policy at each meeting of the Board.

      SECTION 7.08. CODE OF CONDUCT. Holdings agrees to adopt and comply with Shell's Code of Conduct attached hereto as Exhibit E.

      SECTION 7.09. DEBT OF UNCONSOLIDATED PERSONS. Holdings will vote, and will cause each of its Subsidiaries to vote, the shares or other equity interests in its direct or indirect subsidiaries which are not consolidated with Holdings against the incurrence of any Indebtedness by such unconsolidated subsidiaries and will not consent, and will not permit its direct or indirect subsidiaries to consent, to the incurrence of any Indebtedness by an unconsolidated subsidiary unless the amount of such Indebtedness to be incurred by such unconsolidated subsidiary in one transaction or a series of transactions is less than $10 million or one of the Shell Directors consents thereto (which in the case of Coral may be evidenced by vote of the Shell-appointed directors of Coral's board of directors).

                                    ARTICLE 8
                                  MISCELLANEOUS

      SECTION 8.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including by telecopy or similar writing) and shall be given:

      if to Shell, to:     President
                           Shell Exploration & Production Company
                           Room 4401
                           One Shell Place
                           Houston, TX 77002
                           Facsimile: (713) 241-7913

      with a copy to:
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Attention: David W. Ferguson, Esq.
                           Telecopy: (212) 450-4800

      if to Holdings, to:  James W. Whalen
                           Tejas Gas Corporation
                           1301 McKinney, Suite 700
                           Houston, TX 77010
                           Telecopy: (713) 658-9600

      with a copy to:      James L. Palenchar, Esq.
                           Bartlit Beck Herman Palenchar & Scott
                           The Kittredge Building
                           511 Sixteenth Street
                           Denver, CO 80202
                           Telecopy: (303) 592-3140; and

      if to the SAR Holders, to the addresses set forth on the signature pages hereto,

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each the other party hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

      SECTION 8.02. AMENDMENTS; WAIVERS; BENEFIT OF CERTAIN SECTIONS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of Shell, Sierra Acquisition and a majority of the individuals comprising the Principal SAR Holders and Management SAR Holders, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 8.03. SEVERABILITY. If any provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

      SECTION 8.04. ENTIRE AGREEMENT. The Contribution Agreement, the Certificate of Incorporation, this Agreement (including the Exhibits hereto), and the agreements contemplated hereby and thereby constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

      SECTION 8.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Except by death, no party may assign, delegate or otherwise transfer all or any of its rights or obligations under this Agreement without the consent of the other parties hereto; PROVIDED that (i) Shell and Sierra Acquisition may assign, delegate or otherwise transfer all or any of its rights under this Agreement to any Person, without the consent of Holdings or any SAR Holder, so long as such transferee agrees in writing to be bound by the provisions hereof applicable to Shell and Sierra Acquisition and (ii) Permitted Transferees who become parties hereto in a Permitted Transfer shall have rights hereunder as a Permitted Transferee. No assignment by Shell or Sierra Acquisition of this Agreement shall relieve Shell or Sierra Acquisition from their obligations hereunder.

      SECTION 8.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and each Person who becomes a party hereto or bound by the terms of this Agreement, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the parties hereto and their respective successors and permitted assigns, any right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement; PROVIDED that each Additional Holder, as a condition to receiving any SARs, shall enter into an agreement supplemental hereto agreeing to be bound by Article 3 (but with respect to Section 3.01 only if such person is to receive Rollover SARs), Section 4.01 and 4.02 and Article 8 hereof, and acknowledging and agreeing that such Additional Holders do not have any rights or obligations under any of the other provisions hereof.

      SECTION 8.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon the Contribution Closing.

      SECTION 8.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be fully performed in that State.

      SECTION 8.09. TERMINATION OF CERTAIN PROVISIONS. Section 4.03 and Section
6.01 (and Exhibit B hereto) shall terminate and be of no further force or effect on the date that both Mr. Jay A. Precourt and Mr. Frederic C. Hamilton have irrevocably exercised or been deemed to have irrevocably exercised their respective SAR Exercise Rights.

      SECTION 8.10. SPECIFIC PERFORMANCE. Each party hereto acknowledges and agrees that each other party's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, in addition to any remedies at law, each party, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

      SECTION 8.11. WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any of them in the negotiation, administration, performance and enforcement thereof.

      SECTION 8.12. ARBITRATION. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including the Exhibits hereto and any amendments or extensions), or the breach or termination hereof shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Harris County, Texas. There shall be one arbitrator. The arbitrator shall determine the claims of the parties and render a final award in accordance with the substantive law of the State of Delaware, excluding the conflicts provisions of such law. The arbitrator shall not be precluded from granting injunctive relief as contemplated by Section 8.10 if it determines such relief is appropriate. The arbitrator shall set forth the reasons for the award in writing. Notwithstanding the foregoing, determination of the Final Exercise Price shall be governed exclusively by the provisions of
Article 3 hereof.

      SECTION 8.13. CONTROL OF ACTIONS BY HOLDINGS. Following the Control Date until the SARs of both Principal SAR Holders have been paid, Holdings shall take such actions, and shall refrain from taking any actions, in each case pursuant to Article 4 of the Contribution Agreement, as are directed by the SAR Holders holding a majority of the units of SARs held by the SAR Holders.

      SECTION 8.14. CONTRIBUTION AGREEMENT. (a) Each Holder of a SAR acknowledges that such Person is an informed and sophisticated buyer experienced in the evaluation of transactions such as those contemplated by this Agreement and the other Transaction Agreements. Each Holder of a SAR acknowledges that such Person has undertaken (or will prior to the Contribution Closing undertake) such investigation and has been (or will be) provided with and has evaluated (or will evaluate) such documents and information as such Person deems necessary to enable such Person to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement or any other Transaction Agreements. In particular, each Holder of a SAR acknowledges that such Person and its representatives have been afforded (or will prior to the Contribution Closing be afforded) the opportunity to inspect the Shell Assets and the Assumed Liabilities and to examine the records of Shell and its Subsidiaries with respect to all information in possession of Shell and its Subsidiaries relating to the Shell Assets, the Assumed Liabilities, the Contributed Businesses and the Merger Sub that has been requested by the Holders of SARs. EACH HOLDER OF A SAR FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER

TRANSACTION AGREEMENTS, SHELL AND ITS SUBSIDIARIES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS (IN THEIR CAPACITIES AS SUCH) HAVE MADE NO, AND SHELL AND ITS SUBSIDIARIES HEREBY EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AS TO THE TITLE OF SHELL OR ANY OF ITS SUBSIDIARIES TO ANY SHELL ASSETS, OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR
ORAL) FURNISHED TO THE HOLDERS OF SARS OR THEIR REPRESENTATIVES BY OR ON BEHALF OF SHELL OR ANY OF ITS SUBSIDIARIES. SHELL AND ITS SUBSIDIARIES EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OF ANY OF THE SHELL ASSETS OR OF THE FITNESS OF ANY OF THE SHELL ASSETS FOR ANY PURPOSE. IT IS UNDERSTOOD THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, THE SHELL ASSETS ARE TO BE CONTRIBUTED TO HOLDINGS PURSUANT TO THE CONTRIBUTION AGREEMENT IN AN "AS IS"AND "WHERE IS" CONDITION. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT NONE OF THE WARRANTIES IN THE MERGER AGREEMENT OR THE CONTRIBUTION AGREEMENT BY SHELL SHALL BE DEEMED TO COVER CORAL. MOREOVER, MANY OF THE FACILITIES INCLUDED IN THE SHELL ASSETS ARE OPERATED BY A THIRD PARTY ON BEHALF OF SHELL, AND ACCORDINGLY, ANY WARRANTIES WITH REGARD TO SUCH FACILITIES OR THE ASSETS AND LIABILITIES RELATED THERETO ARE EXPRESSLY LIMITED BY THE KNOWLEDGE OF SHELL, WHETHER EXPRESSED AS SUCH OR NOT.

     (b) Shell will not permit Holdings to enter into an amendment or waiver of the Contribution Agreement unless such amendment or waiver is in writing and consented to by the SAR Holders who hold (or, in the case of any consent, approval or agreement prior to the Contribution Closing, who will hold immediately after the Contribution Closing) a majority of the SARs held (or to be held immediately after the Contribution Closing) by all SAR Holders.

     (c) In accordance with the Contribution Agreement, Shell may add, delete or modify the schedules to the Contribution Agreement by delivering supplemental Schedules to the SAR Holders at any time prior to November 1, 1997; PROVIDED that, Shell will not insert generic exceptions to the schedules that would modify the scope of the warranties or covenants set forth therein. The revised schedules will be marked to show all deletions and additions to the original schedules. The SAR Holders shall have the right to review the revised schedules for a period of 5 business days after receipt thereof. At any time within the 5 business-day time period, the SAR Holders who after the Contribution Closing would hold a majority of the SARs held by the SAR Holders shall have the right to terminate this Agreement by notice to Shell if the revised or supplemented information would reasonably be likely to have a Holdings Material Adverse Effect, whereupon, the Contribution Agreement shall automatically terminate. Any such notice, if given, shall specify the information forming the basis for the decision to terminate. Shell shall have 10 business days after receipt of any such notice to review with the SAR Holder the information forming the basis for the decision to terminate and to attempt to agree on corrective measures, if any. If the parties cannot agree on corrective measures within such 10 business-day period, then this Agreement shall terminate whereupon, the Contribution Agreement shall automatically terminate. If this Agreement and the Contribution Agreement are not terminated as permitted by this Section, the SAR Holders shall be deemed to have accepted such revisions, and the schedules attached to the Contribution Agreement as of the date of the Contribution Agreement shall be deemed to be superseded by the revised schedules (and the applicable warranties to which such revised schedules refer should be deemed qualified by the matters included in the applicable schedules).

     (d) Each of the SAR Holders agrees to take all lawful actions within his power (but without any payment of money by any SAR Holders, without requiring any SAR Holder who is a director of Tejas to take any actions inconsistent with such SAR Holder's fiduciary obligations under applicable law, and without requiring any SAR Holder who is an officer of Tejas to contravene any Tejas policy or any order or direction of the Board of Directors of Tejas or officers of Tejas senior to such SAR Holder) to assure that Tejas will comply with its covenants and agreements set forth in the other Transaction Agreements.

     (e) Each of the Holders of SARs and Holdings will file its Tax Returns consistent with the intent to treat the assumption and cancellation of Tejas Stock Options and the conversion thereof into SARs as tax-free to the Holders of SARs and will not take any position inconsistent with such intent.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

                                       TRANGO HOLDINGS CORPORATION


                                       By:________________________

                                          Name:
                                          Title:

                                       SHELL OIL COMPANY


                                       By:________________________

                                          Name:
                                          Title:

                                       SIERRA ACQUISITION
                                       CORPORATION


                                       By:________________________

                                          Name:
                                          Title:


                                       SAR HOLDERS:

                                       HAMILTON SAR HOLDERS:


                                       ___________________________

                                          Mr. Frederic C. Hamilton
                                          [Address]


                                       PRECOURT SAR HOLDERS:


                                       ___________________________

                                          Mr. Jay A. Precourt
                                          [Address]

                                       PRECOURT INTERESTS LTD., A
                                       LIMITED PARTNERSHIP



                                       By:_________________________, as a
                                             general partner

                                       Name: Jay A. Precourt
                                       Title: [President]

                                       [Address]

                                       MANAGEMENT SAR HOLDERS:


                                       ____________________________

                                       Name: James W. Whalen
                                       [Address]


                                       ____________________________

                                       Name: Rene Joyce
                                       [Address]



                                       ____________________________

                                       Name: P. Anthony Lannie
                                       [Address]


                                       ____________________________

                                       Name: X
                                       [Address]

The undersigned, each as a spouse of a SAR Holder executing this Agreement, hereby consents to such SAR Holder's execution, delivery and performance of this Agreement, and, to the extent of her community property rights, if any, agrees to be bound by this Agreement.



                                  ________________________

                                  Molly L. Precourt



                                  ________________________

                                  Virginia A. Whalen



                                  ________________________

                                  Kay P. Joyce



                                  ________________________

                                  Donna Dean Lannie


                                  ________________________

                                  Spouse of X

                                                             EXHIBIT A-1
                                                      (to Management Agreement)


                   CERTAIN MATTERS TO BE DECIDED BY THE BOARD

      (i) Any purchase or other acquisition of (whether effected by a merger or consolidation, purchase of securities or purchase of assets), or any investment in, any Person (other than a wholly-owned Subsidiary of Holdings) by Holdings or any of its Subsidiaries in an amount in excess of $10,000,000, in any one transaction or a series of related transactions;

      (ii) Except as set forth in the Annual Operating Plan, the making of any capital expenditure (or the entering into of a commitment to make any capital expenditure) by Holdings or any of its Subsidiaries, in an amount in excess of $10,000,000, in any one transaction or series of related transactions;

      (iii) The initiation or settlement of any material litigation involving Holdings or any of its Subsidiaries; and

      (iv) The adoption of, or making of any change to, the Strategic Plan and the adoption of, or the making of any material change to, the Annual Operating Plan.

                                                             EXHIBIT A-2
                                                      (to Management Agreement)

                     MATTERS REQUIRING THE CONSENT OF SHELL

    (i) any merger or consolidation of Holdings or any of its Material Subsidiaries with or into any Person other than a merger or consolidation of any wholly-owned Subsidiary of Holdings with another wholly-owned Subsidiary of Holdings;

   (ii) any amendment to the Certificate of Incorporation or By-Laws;

  (iii) any sale, asset exchange, lease, mortgage, pledge, transfer or other disposition by merger or otherwise by Holdings or any of its Subsidiaries (in one transaction or a series of related transactions) of any Significant Assets;

    (iv) any project or acquisition which the Shell Directors reasonably conclude (x) may result in adverse publicity to Shell or (y) would subject Shell or any of its Affiliates or Holdings or any of its Subsidiaries to any material regulatory burden to which any of them would not otherwise be subject;

     (v) any change in the Scope of Business as set forth in Section 1(b) of Exhibit C to the Management Agreement;

    (vi) any transaction involving an amount in excess of $60,000 (other than transactions governed by clause (xi) of this Exhibit A-2) between (x) Holdings or any of its Subsidiaries, on the one hand and (y) any senior executive, such senior executive's spouse, if any, any relatives of such senior executive or his or her spouse, if any, or any Person in which any senior executive has an interest (except for corporations the shares of common stock of which are traded on a public securities exchange or quotation system), on the other hand (for purposes of this clause (vi) and clause (xi), "senior executive" means a director of Holdings or any officer of Holdings or any Subsidiary who would be required to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, if Holdings was subject to such Section 16);

   (vii) the issuance of any Equity Security or phantom equity security (including SARs) by Holdings, or any direct or indirect Subsidiary of Holdings, other than (x) issuances to Holdings or any wholly-owned Subsidiary of Holdings or, (y) as specifically contemplated by this Management Agreement, the Certificate of Incorporation or the Contribution Agreement;

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 (viii) any redemption, purchase or other acquisition, directly or indirectly, of any Equity Security or phantom equity security (including SARs) of Holdings or any of its Subsidiaries by Holdings or any of its Subsidiaries other than as specifically required by this Management Agreement or the Certificate of Incorporation;

   (ix) the declaration or payment of any dividend or the making of any other distribution by Holdings or any of its Subsidiaries (whether in cash, securities or other property or assets) with respect to any class of Equity Securities of Holdings, except for dividends on Preferred Stock (as defined in the Certificate of Incorporation) of Holdings;

     (x) any creation, incurrence, assumption, guarantee or becoming directly or indirectly liable for (an "INCURRENCE") of any Indebtedness (including any Acquired Indebtedness) by Holdings or any of its consolidated subsidiaries, unless, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the Debt to Total Capitalization Ratio would be less than 0.55 to 1. "DEBT TO TOTAL CAPITALIZATION RATIO" means, as of any date, the ratio of the amount of consolidated Indebtedness of Holdings and its consolidated subsidiaries outstanding as of such date (less the amount of any Exercise Indebtedness then outstanding) ("OUTSTANDING INDEBTEDNESS") to the sum of the consolidated stockholders' equity (including minority interests) of Holdings and its consolidated subsidiaries, as of such date, determined in accordance with generally accepted accounting principles, consistently applied and the amount of Outstanding Indebtedness. "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (i) existing at the time such Person becomes a consolidated subsidiary of Holdings or (ii) assumed in connection with the acquisition of assets from a Person. "EXERCISE INDEBTEDNESS" means, as of any date, the amount of Indebtedness incurred prior to such date to fund the payment of Purchased SARs less the amount of such Indebtedness which is repaid out of the proceeds of the sale of shares of Common Stock prior to such date;

    (xi) any change in the compensation of any director or senior executive, other than in the ordinary course of business consistent with past practice, and any changes to pension or employee benefit plans, other than as required to comply with ERISA or to continue their existing tax treatment and treatment under federal securities laws except that, after the Contribution Closing, the Compensation Committee will determine whether the Incentive SARs of Mr. Frederic C. Hamilton will be amended to vest upon the death or Disability of Mr. Hamilton. The Shell Director on the Compensation Committee shall be invited to all deliberations of the Compensation Committee on such subject, and the majority vote of the Compensation Committee shall be binding on the parties;

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
  (xii) any change in or initiation of new accounting or tax principles, or policies with respect to the financial statements, records or financial affairs, any change in or initiation of new significant tax positions or any change in the fiscal year of Holdings or any consolidated Subsidiary, except as required by generally accepted accounting principles or by law;

 (xiii) any change in the independent public accountants of Holdings;

  (xiv) the dissolution, liquidation or winding-up of Holdings or any of its Material Subsidiaries; or the adoption of a plan of liquidation by Holdings or any of its Material Subsidiaries; or any action by Holdings or any of its Subsidiaries to commence any suit, case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to Holdings or any of its Subsidiaries, or seeking to adjudicate Holdings or any of its Subsidiaries a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to Holdings or any of its Subsidiaries or seeking appointment of a receiver, trustee, custodian or other similar official for Holdings or any of its Subsidiaries thereof, or for all or any Substantial Part of Holdings or any of its Subsidiaries thereof; or making a general assignment for the benefit of the creditors of Holdings or any of its Subsidiaries;

    (xv) any purchase of, acquisition of or investment in (whether effected by a merger or consolidation, joint venture, purchase of securities or purchase of assets) any Person or any asset (other than a wholly-owned Subsidiary of Holdings) by Holdings or any of its Subsidiaries (A) in an amount in excess of $150 million (including Acquired Indebtedness), in any one transaction or a series of related transactions, or (B) in a non-controlling interest in any Person in an amount in excess of $20 million, in any one transaction or a series of related transactions;

   (xvi) the making of any capital expenditure (or the entering into of a commitment to make any capital expenditure) by Holdings or any of its Subsidiaries, in an amount in excess of $150 million, in any one transaction or series of related transactions;

  (xvii) any amendment or alteration of Holdings' Risk Management Policy; or

 (xviii) any adoption, amendment or alteration of Tejas' Delegation of Authority
      Policy.

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                                                              EXHIBIT B
                                                      (TO MANAGEMENT AGREEMENT)


                         CERTAIN ACCOUNTING ADJUSTMENTS
                         IN COMPUTING THE EXERCISE PRICE

      The following adjustments will be made to the generally accepted accounting principles utilized in preparing Holdings' adjusted financial statements for purposes of calculating the Exercise Price or Final Exercise Price in determining GAAP:

            (i) borrowings required to buy out the operating leases on the North Pipeline System and the Transok gas plants shall be accounted for as if such leases (x) were still in existence as they were in effect on June 30, 1997, and (y) were operating leases;

            (ii) borrowings required to repurchase the cushion gas sold to Houston Gas Ventures (in the amount outstanding on June 30, 1997) shall be accounted for as if such repurchase had not occurred and amounts which would otherwise have been paid to Houston Gas Ventures were paid pursuant to an operating lease with a term (including renewals) extending for at least 10 years after the Effective Time;

            (iii) gains on pre-Contribution Closing sales of economic interests in natural gas sales contracts shall continue to be immediately recognized as reflected in Tejas' June 30, 1997 financial statements;

            (iv) Coral's application (as of December 31, 1996) of market-to-market accounting for physical and financial positions shall be used FOR POSITIONS OF 6 MONTHS OR LESS IN DURATION;

            (v) Tejas Gas Corporation's methodology (as in effect on December 31, 1996) for pricing of purchases and the costing of sales of storage gas shall be continued for all future periods; and

            (vi) provided that a risk management policy appropriate for the Company is designed in consultation with Shell and presented to the Company's Board of Directors for approval within 6 months of the Contribution Closing, hedge accounting for hedging of gas purchases to replace gas consumed in processing shall be used.

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                                                              EXHIBIT C
                                                      (TO MANAGEMENT AGREEMENT)


                          SCOPE OF BUSINESS

      SECTION 1. HOLDINGS EXCLUSIVITY; LIMITATIONS. (a) Subject to (i) Imbedded Assets, (ii) Excluded Businesses, (iii) assets or businesses the E&P Segment purchases, leases or otherwise acquires or constructs in the future which qualify as Imbedded Assets or Excluded Businesses, (iv) contractual arrangements as in effect on the date of the Contribution Agreement and (v) the rights of Shell or the E&P Segment under the other provisions hereof, after the Contribution Closing (as defined in the Contribution Agreement), the Holdings and its Subsidiaries shall be the exclusive business unit of the E&P Segment for the acquisition, construction and operation of Midstream Assets and the operation of Midstream Businesses operating in the United States, Canada and Mexico.

      (b) Holdings and its Subsidiaries will not engage in any business other than the Midstream Business and the ownership and operation of Electricity Projects and any and all activities incidental thereto (including, without limitation, hedging, risk management and financing its activities). Holdings and its Subsidiaries will not engage in the business of selling natural gas or electricity to residential or Small Commercial Users.

      (c) Holdings and its Subsidiaries will not engage in any business outside of North America, Central America, South America or the Carribean Islands. Holdings and its Subsidiaries will not engage in any business in any country in Central or South America (other than Mexico), the Carribean Islands or in Canada, unless and until the E&P Segment is generally engaged in substantial exploration and production operations in such country (assessed on a country-by-country basis). Holdings and its Subsidiaries will not engage in businesses in the State of California or in the Permian Basin in the State of Texas and New Mexico to the extent prohibited or restricted by contractual agreements in effect on the date of the Contribution Agreement made by Shell or its Affiliates relating to Aera Energy LLC or Altura Energy LLC. This paragraph
(c) does not, and is not intended to, create any limitation on the right of any of the E&P Segment, Shell or any of its Affiliates or Parent or any Parent Affiliate to engage in any business in any jurisdiction.

      (d) Notwithstanding anything else contained herein:

            (i) the operation of the businesses and assets of the E&P Segment as they exist from time to time (including Midstream Businesses and Midstream Assets not contributed or sold to Holdings) shall not constitute a breach or violation of any provision of this Exhibit C;

            (ii) nothing contained in this Exhibit C shall prohibit or restrict the E&P Segment from engaging in any Midstream Business or having an interest in any Person engaged, directly or indirectly, in any Midstream Business, provided that such Midstream Business (whether engaged in by the E&P Segment or such other Person) does not generate annual gross revenues in excess of $5 million, and none of the provisions of this Exhibit C shall apply to any such Midstream Business or the Midstream Assets of such Midstream Business;

            (iii) nothing contained in this Exhibit C shall prohibit or restrict the E&P Segment from owning, directly or indirectly, an aggregate of less than five percent (5%) of the common stock of, or other ownership interest in, any Person engaged in the Midstream Business, and none of the provisions of this Exhibit C shall apply to any such Midstream Business or the Midstream Assets of such Midstream Business;

            (iv) nothing contained in this Exhibit C shall prohibit or restrict the E&P Segment from selling or otherwise providing products or services to any Person engaged in a Midstream Business which products or services the E&P Segment would otherwise be permitted to sell or provide to a Person that is not engaged in a Midstream Business; and

            (v) nothing contained in this Exhibit C shall prohibit or restrict the E&P Segment from performing under any contract existing as of the date of the Contribution Agreement

      SECTION 2. RESTRICTIONS LIMITED TO E&P SEGMENT; NO LIMITATION ON OTHER SHELL OR PARENT BUSINESSES. (a) Notwithstanding anything contained herein, (i) the provisions of this Exhibit C apply only to the E&P Segment (including Persons engaged primarily in the Midstream Business over which the E&P Segment has and exercises majority voting control ("E&P CONTROLLED PERSONS")) and apply only to the operations of the E&P Segment and the E&P Controlled Persons located in the United States, Canada and Mexico (excluding the State of California and the Permian Basin in the State of Texas to the extent prohibited or restricted by contractual agreements in effect on the date of the Contribution Agreement made by Shell or its Affiliates relating to Aera Energy LLC or Altura Energy
LLC), (ii) none of the provisions of this Exhibit C apply, or shall be construed to apply, in any way to Shell or any of its Affiliates (other than the E&P Segment and the E&P Controlled Persons), Parent or any Parent Affiliate (including Shell Canada Limited) and (iii) none of the provisions of this Exhibit C apply, or shall be construed to apply, in any way to any Person (other than the E&P Segment) which is not an E&P Controlled Person and the E&P Segment shall only be responsible for actions or inactions of E&P Controlled Persons if it has voting control over such action or inaction.

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
      (b) Except as otherwise provided herein and in the Coral Contribution Agreement (as defined in the Contribution Agreement), nothing contained in this Exhibit C or any other Transaction Agreements (as defined in the Contribution Agreement) shall be deemed to restrict in any way the freedom of the E&P Segment or the E&P Controlled Persons, Shell or any of its Affiliates (other than any E&P Controlled Persons) or Parent or any Parent Affiliate to conduct independently of Holdings and its Subsidiaries, any business or activity whatsoever without accountability to Holdings or any of its Subsidiaries or to the Stockholders. For the avoidance of doubt the parties agree that, Shell Canada Limited and its controlled Affiliates are not restricted in any way by the provisions of this Exhibit C, and this Exhibit C does not limit their ability to engage in any business, whether or not in competition with Holdings, anywhere in the world, including in the United States, Canada and Mexico, irrespective of whether Holdings or any of its Subsidiaries is engaged in any business in any such jurisdiction and the provisions of this Exhibit C shall not apply to Shell Canada Limited.

      SECTION 3. HOLDINGS OFFER TO PURCHASE CERTAIN IMBEDDED ASSETS. It is anticipated that if the primary economic benefit of an Imbedded Asset (which is not an Excluded Business) owned by Shell or its Affiliates and operated by the E&P Segment is no longer derived from its use by the E&P Segment, Shell shall so notify Holdings, and Holdings will have a one-time right to offer to purchase such Asset, exercisable by written notice delivered to Shell within 30 days after delivery of Shell's notice to Holdings, at a price in cash equal to its fair market value; PROVIDED that Holdings will at the time of such sale enter into an agreement for the provision of services to the E&P Segment utilizing such Imbedded Asset upon mutually agreeable market terms and conditions. If Holdings does not timely deliver a notice of exercise of its right to offer, Holdings' rights under this Section 3 in respect of such Imbedded Asset shall expire and be void, and Shell shall thereafter be free to make use of such Imbedded Asset as it desires, including transferring such Imbedded Asset to any Person, without any restriction under this Exhibit C. If Holdings exercises its right to purchase the Imbedded Asset, the parties agree to consummate such purchase within 90 days of the date of delivery of the Holdings' notice to Shell exercising such right.

      SECTION 4. RIGHT TO OFFER TO PURCHASE CERTAIN ACQUIRED ASSETS. If after the date hereof the E&P Segment (a) purchases, leases or otherwise acquires or constructs (or proposes to do so) a Midstream Business or Midstream Asset (whether separately or as part of a larger acquisition, an "ACQUIRED MIDSTREAM BUSINESS " or "ACQUIRED MIDSTREAM ASSET") or (b) purchases, leases or otherwise acquires or constructs (or proposes to do so) an electric generation or transmission project or facility (except a project or facility that is primarily designed to provide power to a facility of Shell or one of its Affiliates (other than Holdings, Coral and their Subsidiaries) and except a project or facility related to an Imbedded Asset or an Excluded Business) (an "ELECTRICITY PROJECT") that, in any such case, would not qualify as an Imbedded Asset or an Excluded Business and which is located (or to be located) within the United States, Canada (subject to Section 1(c) above) or Mexico, Shell will notify Holdings of such fact (prior to or after the date of such purchase, lease or other acquisition, at the option of Shell), and Holdings will have a one-time right, exercisable by written notice delivered to Shell within 60 days after delivery of Shell's notice to Holdings, (x) in the case of a purchase, lease or other acquisition, to purchase such Midstream Business, Midstream Asset or Electricity Project at a price in cash equal to the price paid (or to be paid) therefor (or a proportional share (based on the fair market value of the Midstream Business, Midstream Asset or Electricity Project to be sold to Holdings as compared to the price paid by the E&P Segment for the whole) of the price paid (or to be paid) for the larger business, as determined by good faith negotiations between the parties) by the E&P Segment (including the expenses (including taxes) incurred in developing and effecting such acquisition), plus any tax costs resulting from the transfer to Holdings (which the parties will work together to minimize) or (y) in the case of construction, to construct such Midstream Business, Midstream Asset or Electricity Project at a price and on terms equivalent to that proposed by an independent third party construction firm selected by the E&P Segment, and in the case of (x) and (y), on the same terms and conditions, and as were provided to (in the case of (x)) or by (in the case of (y)) the third party. Holdings shall provide to Shell or its Affiliates, products and services requested by Shell or its Affiliates relating to such Midstream Asset, Midstream Business or Electricity Project on market terms and conditions. If Holdings does not timely deliver a notice of exercise of its right to purchase, Holdings' right of purchase in respect of such Midstream Business, Midstream Asset or Electricity Project shall expire and be void. If Holdings exercises its right to purchase a Midstream Business, Midstream Asset or Electricity Project, the parties agree to consummate such purchase within 90 days of the date of delivery of Holdings' notice to Shell exercising such right. If such Midstream Business, Midstream Asset or Electricity Project is being acquired as part of a larger acquisition (an "INCLUDED BUSINESS"), the E&P Segment shall be free, for a period of one year after acquiring such Business, Asset or Project to make use of such Business, Asset or Project as it desires. If Holdings exercises its right to purchase, lease, acquire or construct, Holdings shall reimburse the E&P Segment an amount equal to the direct costs incurred by the E&P Segment in connection with developing such opportunity.

      SECTION 5. OPERATION OF ACQUIRED MIDSTREAM BUSINESSES AND ASSETS; BACK-IN RIGHT. If Holdings does not exercise its right to purchase, lease or otherwise acquire or construct an Acquired Midstream Business, an Acquired Midstream Asset or Electricity Project pursuant to Section 4, (i) the E&P Segment will have the right to purchase, lease or otherwise acquire or construct (or retain) such Business, Asset or Project for its own account, (ii) Holdings will, subject to the rights of the E&P Segment in respect of Included Businesses pursuant to
Section 4, operate the Business, Asset or Project on an "at cost" basis for the E&P Segment, with profits and losses thereof to be for the account of the E&P Segment and (iii) if Holdings declines to purchase an Acquired Midstream Business, an Acquired Midstream Asset or Electricity Project solely because the Return Threshold is not met, Holdings will have the option to require the E&P Segment to cause such Business, Asset or Project to be transferred to Holdings, at Holdings' expense (including the payment of any taxes payable by Shell or its Affiliates in connection with such transfer), exercisable within 90 days after the date the E&P Segment has received an amount of cash (after actual taxes and all expenses of operation) generated by such Business, Asset or Project equal to three times the amount of cash utilized by Shell in acquiring and constructing such Business, Asset or Project from and including the time of acquisition or construction through the time such aggregate cash return is realized. For purposes of this Exhibit C operation on an "at cost" basis means Holdings' actual direct costs incurred in operating the Business, Asset or Project, all as shown in reasonable detail on monthly invoices delivered to the E&P Segment.

      SECTION 6. CERTAIN E&P SEGMENT CONTROLLED DECISIONS. (a) The parties agree that Holdings will (and with respect to each Unrelated Qualified Project will consider in good faith whether to) invest in, purchase, lease or otherwise acquire and construct and operate, if necessary, each Qualified Project and Unrelated Qualified Project presented to Holdings by the E&P Segment on the terms contained in the Project Specifications. For each Project (as defined below) submitted to Holdings pursuant to this Section 6 only, Shell will deliver to Holdings a presentation (the "PROJECT SPECIFICATIONS") setting forth in reasonable detail (a) a description of the Project (including whether it is intended to qualify as a Qualified Project or an Unrelated Qualified Project),
(b) a description of the financing for the Project (together with copies of any commitment letters, if any, for financing and, if necessary, appropriate waivers of any violation of the Debt to Total Capitalization Ratio that would result therefrom), and (c) a calculation of whether the Project meets the Return Threshold. Holdings will have 30 days to review the Project Specifications. If Holdings does not agree that the Project is a Qualified Project or an Unrelated Qualified Project, it will give the E&P Segment written notice of such fact prior to the end of such period stating the reasons why it believes the Project is not a Qualified Project or an Unrelated Qualified Project. Holdings shall be deemed to have waived any right to raise any issue as to whether the Project is a Qualified Project or Unrelated Qualified Project not raised in any such notice. If Holdings does not deliver such notice of disagreement it shall be deemed to have agreed that the Project is a Qualified Project or an Unrelated Qualified Project, as applicable, and shall (in the case of a Qualified Project) be required to invest in, purchase, lease or otherwise acquire or construct and, if applicable, operate the Project on the terms set forth in the Project Specifications. If Holdings delivers a notice of disagreement, Holdings' and the E&P Segment's respective chief executives will, unless otherwise agreed, meet within 20 business days after delivery of such notice to discuss such disagreement in good faith in order to resolve the same within 5 business days. If such disagreements are not resolved within such 5 business day period or if Holdings determines not to invest in, purchase, lease or otherwise acquire or construct and operate an Unrelated Qualified Project, the E&P Segment shall be free to invest in, purchase, lease or otherwise acquire or construct and operate the Project and may, at its option, require Holdings to construct, if applicable, and operate, if applicable, such Project on an "at cost" basis for the E&P Segment with profits and losses to be for the account of the E&P Segment. Neither Section 4 nor Section 5 hereof shall apply to such Project. If Holdings pursues any such opportunity, Holdings shall reimburse the E&P Segment an amount equal to the direct costs incurred by the E&P Segment in connection with developing such opportunity.

      "QUALIFIED PROJECT" means, a proposal to invest in, purchase, lease or otherwise acquire or to construct or operate a Midstream Business, Midstream Asset or Electricity Project (collectively, a "PROJECT") which is related to the E&P Segment, the Refining Segment or the Chemicals Segment (in each case, as conducted from time to time, or as proposed to be conducted in connection with the Project being proposed by Shell) and which satisfies the Return Threshold. "UNRELATED QUALIFIED PROJECT" means a Project which would be a Qualified Project except for the fact that it is not related to the E&P Segment, the Refining Segment or the Chemicals Segment.

      (b) Holdings will consult with Shell on any proposed significant decision affecting assets transferred by Shell to Holdings or which would have an economic impact on Shell's assets outside Holdings. Holdings will implement any Shell request with respect to the foregoing provided that in the case of a request concerning a decision affecting assets outside Holdings such request meets the Return Threshold.

      (c) The parties hereby agree that they will (i) act reasonably and in good faith in assessing whether a Project meets the Return Threshold, and (ii) will each base their calculations on assumptions which are reasonable (including assumptions regarding rates of taxation). However, neither Holdings nor its Subsidiaries, the E&P Segment, Shell, the Shell Directors, the Principal Stockholders nor the Stockholder Directors will guarantee that the Return Threshold will be met or exceeded or have any responsibility if the Return Threshold is not realized or if the assumptions are inaccurate.

      (d) With respect to any Qualified Project that includes one or more FERC jurisdictional pipelines, Shell and its Subsidiaries will not initiate, or actively seek in, any proceedings before the FERC (or any judicial appeals from such FERC proceedings) to reduce the FERC rates that Shell has agreed will apply to that pipeline until the earlier of (i) the tenth anniversary of the Effective Time or (ii) such time as the relevant pipeline has earned cumulatively a 17% or greater after tax internal rate of return; PROVIDED, that nothing in this Section shall (x) restrict Shell and its Subsidiaries from initiating or taking an active role in any such proceedings or appeals to the extent that the rates being charged by Holdings or its Subsidiaries to Shell or its Subsidiaries for the use of that pipeline exceed those being charged by Holdings or its Subsidiaries to any other shipper or producer, after such rates are appropriately adjusted for any differences in the service or transportation provided to Shell or its Subsidiaries and the other shipper or producer or (y) limit the right of

Shell and its Subsidiaries to take action (including by signing any necessary pleadings) to obtain the benefit of more favorable rates sought by third parties. Except as provided in this Section, Shell and its Subsidiaries shall not be restricted from appearing or asserting any rights before the FERC (or in any judicial appeals from such proceedings).

      SECTION 7. INADVERTENT VIOLATIONS. Notwithstanding anything to the contrary contained herein, if the E&P Segment or any E&P Controlled Person shall inadvertently violate the provisions of this Exhibit C, such inadvertent violation shall not be a breach of this Agreement; PROVIDED that if Holdings or Shell shall become aware of such inadvertent violation, it shall promptly give written notice thereof to the other party, as the case may be, and thereafter Holdings and Shell shall negotiate in good faith to reach an agreement with respect to a cure for such inadvertent violation; PROVIDED FURTHER, that unless otherwise agreed to by Holdings and Shell in such an agreement, the E&P Segment shall (or shall cause the E&P Controlled Person to), within one year (or such longer period as may be consented to by Holdings, which consent may not be unreasonably withheld) following the delivery of such notice, subject to any regulatory constraints (PROVIDED that the E&P Segment has used reasonable efforts to seek to obtain a waiver thereof or other relief therefrom), either
(i) sell the Midstream Business or Midstream Asset or all the equity securities of the Person engaged in such Midstream Business or owning such Midstream Asset, as the case may be, to Holdings (subject to its consent) at a price equal to the unrecovered cost with respect to such Business, Asset or such equity securities, as reasonably demonstrated to Holdings, or (ii) dispose of the Business, Asset or all the equity securities of the Person engaged in such Business or owning the Asset, as the case may be, to an unaffiliated third party. For the purposes of this Section 7, an "INADVERTENT VIOLATION" shall include, without limitation,
(x) any violation that results from the actions of an E&P Controlled Person not consented to by Shell or any other Person other than the E&P Segment and (y) any action taken in good faith and not intended to permanently circumvent the provisions of this Exhibit C, including any acquisition of an interest in any Person that owns a Midstream Business or Midstream Asset or Electricity Project.

      SECTION 8. EVOLUTION OF BUSINESS. The parties acknowledge that the existing businesses of the E&P Segment and the E&P Controlled Persons will likely evolve in ways that cannot be fully anticipated at this time. In the event such evolution results in any actual or potential violation by the E&P Segment or an E&P Controlled Person of any provision of this Exhibit C, each of Holdings and Shell shall discuss in good faith and reasonably resolve such issue, taking account of the legitimate interests of each of Holdings and the E&P Segment.

      SECTION 9. DEFINITIONS. Capitalized terms used in this Exhibit C and not defined herein have the meaning given them in the Management Agreement to which this Exhibit C is attached, and the following terms have the following meanings:

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      "AFFILIATE" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former; PROVIDED that, for purposes of this Agreement, none of the members of the Shell Group, the Contributed Subsidiaries (as defined in the Contribution Agreement) or Owned Subsidiaries (as defined in the Contribution Agreement) or the Contributed Businesses (as defined in the Contribution Agreement), Holdings or their Subsidiaries shall be considered an Affiliate of any entity that controls Shell and none of the Subsidiaries of such entity (other than the members of the Shell Group, the Contributed Subsidiaries, Owned Subsidiaries, the Contributed Businesses, Holdings and their Subsidiaries), and none of the entities that control Shell shall be considered an Affiliate of any member of the Shell Group, Holdings, the Contributed Subsidiaries or Owned Subsidiaries or the Contributed Businesses or their Subsidiaries. The term "CONTROL" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act of 1933, as amended.

      "CHEMICALS SEGMENT" means the business segment of Shell described in Shell's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under the caption "Business and Properties -- Chemical Products", as such business segment changes over time, as described in each such Annual Report filed after the date hereof; PROVIDED that if the scope of operations required by generally accepted accounting principles to be included in such segment is broadened or narrowed the parties agree to modify this definition so that the scope of operations included in this definition is consistent with its scope as of the date hereof.

      "E&P SEGMENT" means the business segment of Shell described in Shell's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under the caption "Business and Properties -- Oil and Gas Exploration and Production", excluding operations described under "--International Oil and Gas", as such business segment changes over time, as described in each such Annual Report filed after the date hereof; PROVIDED that if the scope of operations required by generally accepted accounting principles to be included in such segment is broadened or narrowed the parties agree to modify this definition so that the scope of operations included in this definition is consistent with its scope as of the date hereof. The E&P Segment includes each E&P Controlled Entity.

      "EQUITY IRR" means the after tax internal rate of return to a Person on equity capital invested by such Person (assuming that such equity capital is not borrowed) in a Midstream Business, Midstream Asset, Electricity Project or Project, assuming that any borrowing necessary to finance the Midstream Business, Midstream Asset, Electricity Project or Project is limited to the amount and carries a rate of interest that could reasonably be expected to be obtained in an arm's length negotiation with a commercial lender experienced in project based lending (or if commitments (whether or not binding) for such financing have been made, in the amounts and at the rates set forth in such commitments) for financing such Midstream Business, Midstream Asset, Electricity Project or Project, with recourse for a default in respect of such borrowing being limited to the assets of the Midstream Business, Midstream Asset, Electricity Project or Project itself.

      "EXCLUDED BUSINESS" means a Midstream Business, Midstream Asset or Imbedded Asset (i) which the E&P Segment does not have control rights over sufficient to permit it to convey such business or asset to Holdings, (ii) are significantly geographically dislocated from the principal assets of the E&P Segment's Midstream Business contributed to Holdings pursuant to the Contribution Agreement and have an aggregate fair market value of less than $250 million or (iii) which is a natural gas production flowline or umbilical transporting hydrocarbons prior to the point of first sale or delivery into any third party's (or Holdings' and its Subsidiaries') pipeline. The parties agree that the following are Excluded Businesses (i) any Midstream Asset or Midstream Business managed or owned as of the date hereof by any of Aera Energy LLC, Altura Energy LLC, the Chemicals Segment or the Refining Segment and (ii) any of the E&P Segment's Midstream Assets or Midstream Businesses located outside of the United States and Mexico.

      "IMBEDDED ASSET" means a Midstream Asset which would, under Shell's management structure as in effect on the date hereof, fall within the managerial profit and loss responsibility of an E&P Segment non-midstream business unit because of the importance of the use of the asset to the viability of an E&P Segment business unit, including the Midstream Assets and Midstream Businesses related to the Kalkaska, Michigan and Yellowhammer, Alabama facilities.

      "MIDSTREAM ASSET" means any onshore or offshore natural gas pipeline or onshore treatment, processing, fractionation or storage facility used primarily in the Midstream Business.

      "MIDSTREAM BUSINESS" means the business of (i) gathering and transporting natural gas through offshore or onshore pipelines, (ii) treating, processing, fractionation and storage of natural gas at treatment, processing, fractionation or storage facilities located onshore, (iii) transporting natural gas liquids to wholesale or commercial consumers and (iv) purchasing, and subject to Holdings' and its Subsidiaries' agreements with Coral, selling natural gas and natural gas liquids. The term "NATURAL GAS LIQUIDS" as used throughout this Exhibit C excludes natural gas liquids produced at oil refineries.

      "PARENT" means Shell Petroleum Inc., a Delaware corporation.

      "PARENT AFFILIATE" means any Affiliate of Parent other than Shell and its controlled Affiliates.

      "REFINING SEGMENT" means the business segment of Shell described in Shell's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under the caption "Business and Properties -- Oil Products", as such business segment changes over time, as described in each such Annual Report filed after the date hereof; PROVIDED that if the scope of operations required by generally accepted accounting principles to be included in such segment is broadened or narrowed the parties agree to modify this definition so that the scope of operations included in this definition is consistent with its scope as of the date hereof.

      "RETURN THRESHOLD" means (a) an Equity IRR of 13%, in the case of offshore pipelines to provide transportation to the E&P Segment's equity natural gas and
(b) an after tax internal rate of return of 13% on capital invested (both debt and equity) in all other cases.

      "SMALL COMMERCIAL USER" means a customer using either (a) gas through a single meter with an average monthly gas consumption of less than 300 dekatherms or (b) electricity through a single meter with an average monthly electricity consumption of less than 3,000 kilowatthours, in either such case in commercial activities, such as apartment buildings, rooming and boarding dwellings, residential hotels, multifamily row housing, doubles, duplexes, any combination commercial and residential accounts (if commercial usage is half or more than half of the total services), other situations where gas is supplied to consumers in two or more dwelling units designed for the primary purposes of residences, wholesale and retail stores, offices, office buildings, hotels, clubs, lodges, associations, restaurants, railroad and bus stations, banks, laundries, dry cleaners, mortuaries, garages for commercial activity, gasoline stations, theaters, bowling alleys, billiard parlors, motor courts, camps, bars, grills, taverns, retail bakeries, hospitals, schools, churches, religious and charitable institutions or the like.

      "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function (such as a general partner of a partnership or the manager of a limited liability company) are directly or indirectly owned by such Person, and with respect to Holdings shall include any Person or venture which Holdings makes an investment in after the date hereof in excess of $5 million, including, by way of a joint venture or minority interest.

                                                              EXHIBIT D
                                                      (to Management Agreement)


                               FINANCING AGREEMENT

      Shell or an Affiliate of Shell shall provide funding for Holdings and its consolidated Subsidiaries to assist Holdings in its pursuit of profitable growth; PROVIDED that if an Affiliate of Shell commits to provide such funding Shell shall fully and unconditionally guarantee such funding. To this end, Shell (or an Affiliate) will provide a revolving credit (in an initial commitment amount as requested by Holdings with increases or decreases (in minimum increments of $50 million) as requested by Holdings on reasonable notice of not less than 10 days consistent with this Financing Agreement) and cash management agreement ("THE REVOLVER") to Holdings. The terms of The Revolver will be designed such that Holdings obtains required funding simply, and with covenants (including maintenance of financial ratios) and events of default, in each case, no more restrictive than those that would be available to Holdings (on a stand alone basis independent of Shell's ownership position) from financings with third parties. Holdings will use The Revolver for all its borrowing requirements, except where it is more economic for Holdings to use another source or structure, and where such use of another source or structure has been approved in writing by Shell, such approval not to be unreasonably withheld. Holdings shall not execute, unless approved in writing by Shell, such approval not to be unreasonably withheld, any financings with third parties.

      Shell (or an Affiliate) shall provide The Revolver to Holdings effective at the Contribution Closing. The terms of The Revolver will be no less favorable than terms that would be available from third parties to Holdings. The borrowing rate will incorporate a market competitive commitment fee based on the undrawn portion of the commitment amount and a market competitive borrowing spread relative to the relevant U.S. dollar LIBOR interest rate, in each case appropriate to a borrower having Shell's credit rating. Holdings shall be free to manage its fixed and floating interest rate exposure through interest rate swaps, options, caps or collars executed with Shell (or an Affiliate) on terms no less favorable than those that would be available from third parties for similar transactions. Shell (or an Affiliate) agrees to provide such derivative products to Holdings.

      As agreed between Shell and Holdings, Holdings will refinance its current Indebtedness (excluding medium term notes and industrial development revenue bonds) and its existing lease transactions and, to the extent economically feasible, other existing Off-Balance Sheet Financings with funds provided under The Revolver.

      The Revolver will terminate and all sums due thereunder shall be repaid on the date that both Mr. Frederic C. Hamilton or Mr. Jay A. Precourt have irrevocably exercised or been deemed to have irrevocably exercised their respective SAR Exercise Rights.

      Shell (or an Affiliate) shall increase the amount of funds available for borrowing under The Revolver to the extent Holdings must borrow funds to pay the amounts payable upon exercise of SARs after the Control Date.

                                                             Exhibit E
                                                      (to Management Agreement)


                            THE SHELL CODE OF CONDUCT


INTRODUCTION

The Shell tradition and reputation require and reward honest, highly capable employees who pursue Shell's best interests diligently, seeking always to act ethically and to comply with all applicable laws. No decision which knowingly results in a violation of law on the part of the Company or any of its subsidiaries can ever be justified as being in the Company's or any such subsidiary's best interest. Ethical conduct consistent with the expectations of the communities in which we operate is equally essential to our long-term success in achieving a high standard of performance. No other standard of conduct is acceptable and each employee's performance and opportunities are measured against all of the components of our standard. The requirements and standards set forth above constitute the Code of Conduct for Shell Oil Company and its subsidiaries. In addition, Shell will promote the application of these principles in joint venture operations and in companies in which Shell does not own a controlling interest. As used herein, "Shell" shall refer to both Shell Oil Company (the "Company") and its subsidiaries.

REMEMBER, WITHIN THE COURSE AND SCOPE OF YOUR EMPLOYMENT, COMPLIANCE WITH OUR CODE OF CONDUCT IS YOUR JOB. DO WHAT IS RIGHT AND LET OTHERS AROUND YOU KNOW YOU EXPECT THE SAME OF THEM.

Compliance depends on knowing these principles and observing them in practice. When you have a concern or are called upon to evaluate the legal or ethical correctness of a course of action as a result of your employment with Shell:

O  SEEK OUT THE APPROPRIATE POLICY STATEMENTS AND
   TRAINING MANUALS AND ASK YOUR SUPERVISOR FOR
   CLARIFICATION WHEN NEEDED.

O  DON'T DEBATE ALONE; SEEK THE ADVISE OF LEGAL,
   TAX, HUMAN RESOURCES, HS&E OR OTHER

   ADMINISTRATIVE ORGANIZATIONS THAT CAN BE OF
   ASSISTANCE.

O AS A GUIDE IN MAKING YOUR DECISION, CONSIDER WHETHER IF ALL THE FACTS SURROUNDING YOUR DECISION WERE PUBLISHED IN THE LOCAL NEWSPAPER, YOU WOULD HAVE ANY REGRETS OR CONCERNS.

O UNDERSTAND THAT SHELL'S BEST INTERESTS CAN NEVER BE SERVED BY ILLEGAL OR UNETHICAL CONDUCT AND THAT SHELL WILL NEVER CONDONE IT.

Remember, the perception of integrity and good character, corporate as well as individual, can be as important as the reality. A reputation for fair, honest, legal and ethical conduct is an essential business asset. Do not act in a manner to jeopardize this asset.

The remainder of this booklet contains greater detail concerning your obligations under this Code of Conduct, how you can carry out these obligations and the discipline for failure to meet these obligations. Also included is a brief summary of certain important Shell policies concerning compliance with law or ethical conduct.

LEGAL AND ETHICAL OBLIGATIONS UNDER
THE CODE OF CONDUCT

These obligations are simply stated:

1) Comply fully with all applicable laws;

2) Foster an affirmative attitude concerning compliance with the law among those reporting to you and among your colleagues;

3) Demand and exhibit conduct consistent with the expectations of the communities in which we operate and necessary to maintain the good reputation of Shell for fair, honest and ethical conduct; and

4) Report any violation of our Code of Conduct or any threat to human health, safety, the environment or Shell assets that you have a good faith reason to believe has occurred or exists to your management, your Human Resources representative or to the Shell hotline (discussed on page 7).


COMPANY COMPLIANCE POLICIES

Most of the Shell Compliance Policies covering the matters discussed below are recorded in a written document generally applicable to all employees and may be obtained from your Human Resources representative or by calling the Shell hotline. Others are adapted specifically to certain work areas or to employees dealing in the areas covered by the policy. It is the responsibility of every employee to know which policies apply to his or her job performance, to be familiar with all relevant policies and to conduct his or her job in strict compliance with such policies. Questions concerning all policies may be addressed to your immediate supervisors, your Human Resources representative, the Legal Organization or, in cases where deemed appropriate, the Shell hotline. Shell also conducts ongoing educational programs and training on certain compliance issues for employees. Because written policies and training programs cannot anticipate every possible factual situation, each employee has an obligation to seek clarification and advice whenever a question concerning compliance with our Code of Conduct arises.

1. ANTITRUST LAWS. Shell's ANTITRUST COMPLIANCE POLICY and ANTITRUST COMPLIANCE GUIDE set forth Shell's intention to conduct operations in strict compliance with all applicable antitrust laws. The antitrust laws generally prohibit business activities which constitute unreasonable restraints of trade. This policy discusses the Sherman Act's prohibition against horizontal conduct between competitors, such as price-fixing agreements. Also discussed in the policy statement are the severe criminal and civil penalties, both corporate and individual, for violations of the antitrust laws. Recommendations for avoiding inadvertent violations, including guidelines for discussions of business activities, are also included.

2. BOYCOTT LAWS. Federal law prohibits persons from taking or agreeing to take certain actions in connection with any unsanctioned foreign boycott directed against any country friendly to the United States. Shell's COMPLIANCE WITH THE FOREIGN BOYCOTTS TITLE OF THE EXPORT ADMINISTRATION ACT details compliance issues and reporting requirements.

3. CONFLICTS OF INTEREST. Employees have a duty to avoid situations which might be adverse to Shell's interest, result in conflicting loyalties or interests. Shell's CONFLICTS OF INTEREST policy letter includes discussions of prohibited involvement with suppliers, contractors, competitors or customers, prohibited gifts and entertainment, prohibited use of company information and prohibited transactions involving oil and gas interests.

4. DRUG AND ALCOHOL ABUSE. Shell strives to provide employees with a workplace free from substance abuse; i.e., the illegal or illicit use of drugs and the abuse of alcohol; and a workplace where all individuals are able to perform their assigned responsibilities in a safe and productive manner. SHELL'S SUBSTANCE ABUSE POLICY is an extensive program which includes education, substance abuse identification and rehabilitation.

5. ENVIRONMENT. Proper regard for the environment must be an essential element of all Shell business transactions. Every employee has a responsibility towards ensuring sound environmental performance. Shell's CORPORATE POLICY ON ENVIRONMENTAL PERFORMANCE sets out Shell's policy for full compliance with all environmental laws and regulations, including the assessment of environmental consequences before entering new ventures, activities or acquisitions, as well as fostering environmental awareness and responsibility. Corporate and individual criminal and civil liability exists for many violations of environmental laws.

6. EQUAL OPPORTUNITY. Shell is fully committed to a workplace that is founded on equal opportunity and is free from discriminatory action. In support of this commitment, Shell's EQUAL OPPORTUNITY POLICY clearly prohibits discrimination on the basis of race, color, religion, sex, national origin, age, physical or mental handicap, status as a special disabled veteran of the Vietnam era or citizenship of individuals legally authorized to work in the United States. Also prohibited is any form of harassment for any of these reasons.

7. EXPORT CONTROL. All exports of commodities and technical data are regulated under federal law. Violations of export control regulations can result in serious criminal penalties to Shell and to individuals. A summary of the export control laws and regulations is available through the Legal Organization.

8. GOVERNMENT CONTRACTS. The federal government imposes additional obligations on companies with which it does business. Failure to comply with these requirements may be a criminal offense in many instances. Further information on this subject is available for employees dealing in this area by consulting the Legal Organization.

9. INSIDER TRADING. Federal securities laws prohibit an employee from trading in publicly held securities, including those of Royal Dutch Petroleum Company and The "Shell" Transport and Trading Company, while in the possession of material confidential (nonpublic) information which is learned in the course of employment. More detailed information is contained in Shell's INSIDER INFORMATION WITH RESPECT TO PUBLICLY HELD SECURITIES and may be obtained from the Corporate Secretary's office or the Legal Organization.

10.POLITICAL CONTRIBUTIONS AND FOREIGN CORRUPT PRACTICES ACT. Shell has adopted a policy setting forth the standard of conduct to be observed and procedures to be followed in all matters pertaining to political contributions, illegal or questionable payments, and related accounting procedures. Such policy and related guidelines can be found in Shell's POLICY STATEMENT ON POLITICAL CONTRIBUTIONS, ILLEGAL PAYMENTS AND ACCOUNTING PROCEDURES AND POLICY GUIDE AND PROCEDURES CONCERNING POLITICAL CONTRIBUTIONS, ILLEGAL OR QUESTIONABLE PAYMENTS AND RELATED ACCOUNTING PROCEDURES.

   The use of corporate funds or assets for any unlawful or improper purpose, including payments to governmental employees or any other person as a commercial bribe, influence payment or kickback, is prohibited. Specifically discussed are matters dealing with entertainment of or gifts to government officials and employees. As a policy, Shell does not make payments with corporate funds to political parties or candidates for public office. Shell will support Political Action Committees (PACs) in accordance with applicable law and employees are encouraged to make personal political contributions to PACs, candidates and organizations of their choice. However, any employee who elects to make a personal political contribution must bear the entire financial burden of such a contribution.

11.PRODUCT QUALITY AND SAFETY. Federal laws require the reporting of suspect chemical hazards and/or defects in consumer products to the proper authorities. Failure to report can result in substantial civil and criminal penalties for the company and for individuals aware of the hazard. Shell's REPORTING OF SUSPECT HAZARDS contains a summary of applicable laws and the procedure to be followed by employees in reporting hazards or defects which could pose substantial risks to human health or the environment. Such reports may also be made through the Shell hotline.

12.PROTECTION OF ASSETS. Shell has a large variety of assets, including extremely valuable proprietary information and physical assets. Shell proprietary information includes intellectual property and the confidential data entrusted to employees in connection with their jobs. Protection of Shell assets and third party confidential information properly in Shell's possession is the personal responsibility of each employee. Further details concerning these obligations can be obtained by contacting the Legal Organization.

13.SAFE WORKPLACE ENVIRONMENT. Shell is fully dedicated to maintaining a workplace free of recognized health or safety hazards. In this regard, Shell has ongoing and comprehensive programs and policies designed to achieve this policy objective and ensure full compliance with all applicable laws and regulations.

PROCEDURES FOR OBTAINING GUIDANCE

Shell policies summarized above and numerous specific policies, training programs and operating procedures exist for the various jobs in Shell. Each employee is charged with the obligation to understand applicable policies, procedures and training made available to him or her. Seek clarification from your supervisors when necessary. Managers and supervisors have the additional duty to monitor the continuing adequacy of policies, procedures and training within their areas of responsibility and compliance with our Code of Conduct by persons reporting to them. Compliance Officers who are the senior operating management within each organization have been designated for each segment of the Company and for each subsidiary.

Any employee who feels a need for clarification concerning any compliance with law or ethical matter should consult his or her supervisor, management or Human Resources representative. Any question concerning legal compliance which cannot be answered promptly and clearly should be referred to the Legal Organization. Legal and other appropriate administrative organizations, working with the Compliance Officer or his or her designee, will seek to explain in a practical and readily understandable manner what is required of employees in order to comply with the law and with Shell's ethical requirements. When an employee feels it is necessary or advisable to do so, calls seeking clarification regarding compliance with our Code of Conduct may be addressed to the Shell hotline.

Our compliance policies and training, our Compliance Officer network and our Code of Conduct are all aimed at avoiding violations of law and unethical conduct. Our long-term success in this area will depend on each employee's realizing Shell's sincere commitment to these goals, seeking advice before engaging in conduct which presents legal or ethical questions and obtaining correct and unambiguous advice.

REPORTING COMPLIANCE ISSUES

If an employee has a good faith reason to believe that any violation of our Code of Conduct has occurred, he or she is required by our Code of Conduct to report such violation. Additionally, any good faith reason to believe that a threat to human health, safety, the environment or Shell assets has arisen or exists in or as the result of conduct in the workplace must be reported promptly.

Reporting to your supervisor or your Human Resources representative discharges this obligation. Such parties have the responsibility to see that the appropriate Compliance Officer or his or her designee and, when compliance with law issues are raised, the appropriate representatives of the Legal Organization are promptly informed.

If you feel you cannot for any reason report a suspected violation of the Code of Conduct to any of these individuals, the Shell hotline is available to receive such calls between the hours of 8 a.m. and 5 p.m. (Central time) from Monday through Friday. The Shell hotline telephone number is 1-800-738-1615. Calls made after business hours will be recorded and returned during business hours. The Shell hotline is manned by the American Arbitration Association and is not located on Shell property. If requested, calls to this hotline will remain anonymous and Shell will not be informed by the American Arbitration Association of the identity of the caller. Any caller so requesting will be informed of the outcome of the investigation of his or her report.

The American Arbitration Association describes their organization as follows:

The American Arbitration Association ("AAA"), founded in 1926, is a private organization which provides education and administrative services in the dispute resolution field. As the oldest, national alternative dispute resolution (ADR) provider in the United States, the AAA is the leader in developing and implementing new peaceful resolution methods. In addition to mediation, fact-finding, minitrial, and arbitration services, the AAA also is proactive in teaching and designing communication structures which maintain peace between and among countries, companies and other representational entities. The AAA conducts all processes with the utmost integrity and confidentiality.

Any attempt at retaliation or intimidation against anyone reporting in good faith a suspected violation of' our Code of Conduct or any condition thought to constitute a threat to human health, safety, the environment or Shell assets is a serious violation of our Code of Conduct.

INVESTIGATING SUSPECTED VIOLATION OF OUR CODE OF CONDUCT

When non-compliance with our Code of Conduct is reported or otherwise suspected, the responsible Compliance Officer or his designee and the appropriate members of the Legal Organization, in the case of an alleged violation of law, will be informed. A prompt investigation will follow. If unlawful conduct is detected and continuing, Shell will make all efforts to stop such conduct immediately.

Shell will cooperate with government agencies investigating such matters. Prompt action shall be taken upon notice of any such investigation to preserve documents believed to be relevant. It will be a serious violation of Shell policy to conceal an offense or to alter or destroy evidence in any such case.

DISCIPLINE

Shell will consistently and appropriately enforce the Code of Conduct and company policies. Discipline will be determined by the Compliance Officer, the Human Resources Vice President or their designees in appropriate cases. Intentional non-compliance will constitute grounds for dismissal or other serious discipline. In appropriate cases or when required by law, law enforcement officials will be informed of facts discovered by any investigation concerning non-compliance with the law.

                                                                       Exhibit F

                           PROMISSORY NOTE AND PLEDGE
                                  (PAY-IN-KIND)


                                                New York, New York
                                                __________ __, 199_



      For value received, ____________ (the "EXECUTIVE") promises to pay to the order of Trango Holdings Corporation (the "COMPANY") $______ (the "LOAN"), the principal amount of which will be repayable in full on the date the Executive receives payment of the amount payable in respect of any SARs (as defined in the Management Agreement dated as of __________, 1997 among Trango Holdings Corporation, a Delaware corporation, Shell Oil Company, a Delaware corporation, Sierra Acquisition (an entity to be formed prior to the Effective Time as defined in the Merger Agreement dated as of September __, 1997 among Tejas Gas Corporation, Shell Oil Company, Trango Holdings Corporation and Tango Acquisition Corporation) and the SAR Holders listed therein) pledged hereunder (the "PAYMENT DATE") subject to prepayment as set forth below; PROVIDED that if the Executive disposes of any SARs pledged hereunder, the after tax proceeds of any such sale shall be used by the Executive as follows: first to pay any accrued but unpaid interest on the Loan and second to repay the principal amount of the Loan (or portion thereof), promptly upon receipt of such proceeds. For purposes of this Promissory Note and Pledge, "AFTER TAX PROCEEDS" shall mean the applicable proceeds reduced by the estimated federal, state and local taxes imposed on such proceeds, estimated for this purpose at the highest marginal tax rates applicable to such proceeds. The Executive promises to pay on the Payment Date, all accrued and unpaid interest on the Loan on such date as well as all outstanding principal on such date. Interest will accrue on the outstanding principal amount of the Loan at the Interest Rate, in effect from time to time, payable quarterly in arrears, on March 31, June 30, September 30 and December 31 (unless such day is not a business day, in which event on the next succeeding business day) (each an "INTEREST PAYMENT DATE") of each year. All payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the principal executive office of the Company or as otherwise notified to the Executive by the Company; PROVIDED that until the Payment Date, in lieu of payment in whole or part of interest in cash on this Promissory Note and Pledge, interest shall accrue and be added to the principal amount of this Note on each Interest Payment Date. The Executive may prepay the Loan without penalty in whole at any time, or from time to time in part, by paying the principal amount to be prepaid, together with all accrued interest to the date of prepayment. In the event that the Executive remains employed by the Company until December 31, 2002, all interest accrued and payable hereunder shall cease to be payable.

      "INTEREST RATE" means, for each year ending on the anniversary of the date hereof, the three month Treasury Bill Rate in effect at the close of business on the business day preceding the first day of each such year.

      To secure payment of the principal of and all interest on the Loan, the Executive hereby assigns, pledges and grants a security interest in and delivers to the Company (i) all rights and privileges with respect to such SARs, (ii) all income and profits thereon, (iii) all dividends, payments and other distributions with respect thereto, and (iv) all proceeds thereof and substitutions therefor other than any cash income, profits, dividends, payments, distributions or proceeds so long as the Executive is not in default hereunder at the time of receipt thereof (collectively, the "COLLATERAL"). The Executive is delivering certificates representing the SARs in pledge hereunder and agrees to deliver certificates representing the SARs.

      The Company's recourse under this Promissory Note and Pledge is limited to the Collateral.

      Certificates evidencing the SARs shall remain in the physical custody of the Company or its designee at all times until the Executive has made payment in full of all principal of and interest on the Loan.

      This Promissory Note and Pledge constitutes a security agreement for purposes of the Uniform Commercial Code in all relevant jurisdictions. Upon the nonpayment of principal or interest when due hereunder (a "DEFAULT"), the Company (i) may, by notice to the Executive, declare the Loan (together with accrued and unpaid interest thereon) to be, and the Loan shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Executive and (ii) shall have all the rights and remedies of a secured party provided in the Uniform Commercial Code in force in New York.

      The Collateral is granted as security only and shall not subject the Company to, or in any way affect or modify, any obligation or liability of the Executive with respect to any of the Collateral or any transaction in connection therewith.

      The Executive agrees that he will, at the Company's expense and in such manner and form as the Company may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be reasonably necessary or desirable, or that the Company may reasonably request, in order to create, preserve, perfect or validate any security interest or to enable the Company to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Executive hereby authorizes the Company to execute and file, in the name of the Executive or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Promissory Note and Pledge or of a financing statement relating to this Promissory Note and Pledge) which the Company in its sole discretion may deem necessary or appropriate to further perfect its security interest in the Collateral.

      The Company may at any time or from time to time, in its sole discretion, cause any or all of the SARs to be transferred of record into the name of the Company or its nominee. The Executive will promptly give to the Company copies of any notices or other communications received by him with respect to the SARs registered in the name of the Executive, and the Company will promptly give to the Executive copies of any notices and communications received by the Company with respect to the SARs registered in the name of the Company or its nominee.

      If a Default shall have occurred and be continuing, the Company shall have the right to receive and to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral, and the Executive shall take all such action as the Company may deem necessary or appropriate to give effect to such right.

      Unless a Default shall have occurred and be continuing, the Executive shall have the right, from time to time, to receive and retain all cash dividends, interest and other payments and distributions made upon or with respect to the Collateral and to vote and to give consents, ratifications and waivers with respect to the SARs, and the Company shall deliver to the Executive or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the SARs which are registered in the name of the Company or its nominee as shall be specified in such request and be in form and substance satisfactory to the Company.

      If a Default shall have occurred and be continuing, the Company shall have the right to the extent permitted by law and the Executive shall take all such action as may be necessary or appropriate to give effect to such right to give consents, ratifications and waivers, and take any other action with respect to any or all of the SARs with the same force and effect as if the Company were the absolute and sole owner thereof.

      The Executive hereby irrevocably appoints the Company its true and lawful attorney, with full power of substitution, in the name of the Executive, the Company or otherwise, for the sole use and benefit of the Company, but at the expense of the Company, to the extent permitted by law to exercise, at any time and from time to time while a Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

      (i) to demand, sue for, collect, receive and give acquittance for any and all monies due to become due upon or by virtue thereof,

     (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

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
    (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Company were the absolute owner thereof, and

     (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

PROVIDED that the Company shall give the Executive not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral. The Company and the Executive agree that such notice constitutes "reasonable notification" within the meaning of Section 9-504(3) of the Uniform Commercial Code.

      The Executive covenants and agrees that in the event that any of the Collateral shall become subject to any lien or security interest other than the lien and security interest in favor of the Company created hereunder, or the lien on and security interest in the Collateral in favor of the Company created hereunder shall cease to be a first priority perfected security interest in and lien on any of such Collateral except pursuant to a release herein contemplated, the Executive will promptly take whatever reasonable action may be necessary to release such other liens or security interests or to restore the Company's lien on and security interest in the Collateral as a first priority perfected security interest or lien, as the case may be. The Executive acknowledges that money damages would not be a sufficient remedy for the breach of the Executive's covenant in this paragraph and that, in addition to all other remedies that may be available, the Company shall be entitled to specific performance as a remedy for any such breach.

      The Executive agrees that the Company may retain out of the proceeds of the Collateral the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, which the Company may incur in connection with (w) the enforcement of this Promissory Note and Pledge, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of any security interest, (x) the collection, sale or other disposition of any of the Collateral, (y) the exercise by the Company of any of the rights conferred upon it hereunder or (z) any Default.

      For the purpose of this Promissory Note and Pledge, notices and all other communications provided for in this Promissory Note and Pledge shall be in writing and shall be given to the respective addresses or telecopy numbers set forth in the Management Agreement; PROVIDED that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this paragraph and telephonic confirmation of receipt thereof is obtained, (ii) if given by prepaid overnight courier, upon confirmation of delivery by such courier or (iii) if given by United States

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
certified or registered mail, postage prepaid, five business days after deposit with the United States postal service; PROVIDED that notice of change of address shall be effective only upon receipt.

      No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Any provision of this Promissory Note and Pledge may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Executive and the Company. The provisions of this Promissory Note and Pledge shall be binding upon the Executive and his successors, assigns, personal representatives, estate and heirs and shall inure to the benefit of the Company and its successors and assigns.

      All capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

      This Promissory Note and Pledge shall be governed by and construed in accordance with the laws of the State of New York.

      Upon the repayment in full of the principal of and interest on the Loan, the security interest shall terminate and all rights to the Collateral shall revert to the Executive, and, except as otherwise provided in the Agreement, the Company shall take all actions which may reasonably be requested by the Executive to reflect the termination of such security interest.

      This Promissory Note and Pledge, together with the relevant portions of the Certificate of Incorporation and the Management Agreement, constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.



                                    ____________________________
                                    Name:
                                    Address:



Agreed and Acknowledged

TRANGO HOLDINGS CORPORATION


By: _______________________
Name:
Title:

                          [FORM OF NOTICE OF EXERCISE]

To:   Tejas Holdings Corporation


      The undersigned owner of SARs granted by Tejas Holdings Corporation (the "COMPANY") hereby: (i) exercises his SAR Exercise Right in respect of such SAR subject to the terms and conditions set forth in the Management Agreement and
(ii) directs that a check in payment of the amount due upon exercise of such SAR be issued and delivered to the registered holder hereof unless a different name has been indicated below.

Dated:  _________________


                                   Name:_________________________
                                   ______________________________
                                               Signature

                                   Number of Units of the SAR being exercised:
                                   (if less than all)

                                   ______________________________


      Fill in for delivery of payment if to be delivered otherwise than to and in the name of the registered holder.


                                   ______________________________
                                   Social Security or Other Taxpayer Identifying Number

                                   ______________________________
                                   (Name)

                                   ______________________________
                                   (Street Address)

                                   ______________________________
                                   (City, State and Zip Code)

                                                           SCHEDULE 3.01(A)
                                                      (TO MANAGEMENT AGREEMENT)


                                EXISTING
                        OPTIONS OTHER THAN THOSE            NUMBER OF UNITS OF
                           OFFERED FOR MERGER                    ROLLOVER
OPTION RECIPIENT              CONSIDERATION                        SARS
JAY A. PRECOURT                 325,662                          325,662

JAMES W. WHALEN                 105,032                          105,032
RENE JOYCE                       95,971                           95,971
P. ANTHONY LANNIE                39,544                           39,544

MR. X                           180,000                          180,000

                                                           SCHEDULE 3.01(B)
                                                      (TO MANAGEMENT AGREEMENT)

                                    [TO COME]

                                                           SCHEDULE 3.03
                                                      (TO MANAGEMENT AGREEMENT)



                                             UNITS OF
                                          INCENTIVE SARS
MR. FREDERIC C. HAMILTON                      600,000
MR. JAY A. PRECOURT                           250,000
MESSRS. WHALEN, JOYCE, LANNIE, AND            290,000 IN THE AGGREGATE
FRASIER

                                       88